Exhibit 4.3

EXECUTION VERSION

LINN ENERGY, LLC

LINN ENERGY FINANCE CORP.

AND

THE SUBSIDIARY GUARANTORS NAMED ON THE SIGNATURE PAGE HEREOF

FIRST SUPPLEMENTAL INDENTURE

RELATING TO

6.500% SENIOR NOTES DUE 2021

Dated as of September 9, 2014

U.S. BANK NATIONAL ASSOCIATION,

As Trustee

FIRST SUPPLEMENTAL INDENTURE, dated as of September 9, 2014 and relating to the Notes referred to below (this “First Supplemental Indenture”), is among LINN ENERGY, LLC, a Delaware limited liability company (the “Company”), LINN ENERGY FINANCE CORP., a Delaware corporation (“Finance Corp.” and, together with the Company, the “Issuers”), the Subsidiary Guarantors (as defined below) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”). Capitalized terms not otherwise defined in this First Supplemental Indenture have the meanings assigned to them in the Base Indenture referred to below.

WITNESSETH:

WHEREAS, the Issuers and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee an indenture dated as of September 9, 2014 (the “Base Indenture”), to provide for the issuance from time to time of the Issuers’ debentures, notes, bonds or other evidence of indebtedness to be issued in one or more series unlimited as to principal amount (as defined therein, the “Securities”), and the related Guarantees (as hereinafter defined), the form and terms of which are to be established pursuant to Article II of the Base Indenture; and

WHEREAS, Article IX of the Base Indenture provides, among other things, that the Issuers and the Trustee may enter into indentures supplemental to the Base Indenture for, among other things, the purpose of establishing the form and terms of the Securities of any series as permitted Section 2.01 of the Base Indenture; and

WHEREAS, the Issuers desire to create a new series of Securities under the Base Indenture, to be issued in an initial aggregate principal amount of $650,000,000, designated as the 6.500% Senior Notes due 2021, and to add new provisions to, and change and eliminate certain existing provisions of, the Base Indenture, in furtherance of which the Board of Directors has adopted a Board Resolution authorizing the Issuers to enter into this First Supplemental Indenture (together with the Base Indenture, the “Indenture”) without the consent of the Holders of the Securities as provided for in Section 9.1 of the Base Indenture; and

WHEREAS, the Subsidiary Guarantors have agreed to (i) fully and unconditionally guarantee the due and punctual payment of the principal of, premium, if any, interest on and all other amounts due under the Indenture and the Notes, which guarantee is provided in this First Supplemental Indenture and the Base Indenture, and (ii) be bound by certain other covenants specified herein; and

WHEREAS, all acts necessary to make the Notes, when executed by the Issuers and authenticated and delivered by the Trustee as provided in the Indenture, the valid and binding obligations of the Issuers and to make this First Supplemental Indenture a valid and binding agreement in accordance with Article IX of the Base Indenture have been duly performed and executed;

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the Issuers, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and proportionate benefit of the Holders from time to time of the Notes as follows:

Section 1.	Issuance, Terms and Form of the Notes.

1.1 Issuance of the Notes. There is hereby established a new series of Securities to be issued under the Indenture, to be designated as the Issuers’ 6.500% Senior Notes due 2021. The aggregate principal amount of the Notes created hereby that may be authenticated and delivered under this First Supplemental Indenture shall initially be $650,000,000, subject to the Company’s right to issue additional Notes from time to time in accordance with the terms of the Indenture. This First Supplemental Indenture shall be deemed to satisfy all requirements of Section 2.01 of the Base Indenture necessary for the establishment of the Notes as a series of Securities under the Indenture notwithstanding anything to the contrary herein.

The Issuers shall be entitled, subject to their compliance with Section 4.9 hereof, to issue Additional Notes under this Indenture which shall have identical terms as the Initial Notes issued on the Initial Issuance Date, other than with respect to the date of issuance and issue price. The Initial Notes issued on the Initial Issuance Date, and any Additional Notes shall be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, consents, directions, declarations, amendments, redemptions and offers to purchase.

With respect to any Additional Notes, the Issuers shall set forth in an Officers’ Certificate, which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(2) the issue price, the issue date (and the corresponding date from which interest shall accrue thereon and the first interest payment date therefor) and the CUSIP number and any corresponding ISIN of such Additional Notes; provided, however, that any issuance of Additional Notes (i) is treated as part of the same issue as the Initial Notes within the meaning of Treasury Regulation § 1.1275-1(f), (ii) is a qualified reopening of the Initial Notes within the meaning of Treasury Regulation § 1.1275-2(k), or (iii) is otherwise fungible with the Initial Notes for U.S. federal income tax purposes, in the case of each of clauses (i), (ii) and (iii), so that such Additional Notes will trade as part of a single class with the Initial Notes.

1.2 Terms of the Notes. The Notes shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to, the terms, conditions and covenants of the Indenture.

1.3 Form of the Notes. The Notes shall be issued in fully registered form without coupons, and only in denominations of $2,000 and larger integral multiples of $1,000. The Notes shall be executed, authenticated and delivered substantially in the form of one or more Global Securities in the form attached hereto as Exhibit 1 (the “Global Notes”), the terms of which are incorporated in this First Supplemental Indenture for all purposes.

1.4 Depositary. The Notes shall be issued in global form, except as provided in the Indenture. The Company initially appoints The Depository Trust Company to act as Depositary with respect to the Notes.

Section 2.	Definitions and Other Provisions of General Application.

2.1 Amendments to Article I of the Base Indenture (Definitions).

Each capitalized term used but not defined in this First Supplemental Indenture shall have the meaning given to it in the Base Indenture, except that with respect to the Notes, the terms defined in this First Supplemental Indenture shall have the meanings set forth herein in lieu of the meaning of such term in the Base Indenture.

2.2 Definitions.

The following defined terms used herein with respect to the Notes shall, unless the context otherwise requires, have the meanings specified below (notwithstanding any other meaning given to such terms in the Base Indenture):

“Additional Assets” means:

(1) any assets used or useful in the Oil and Gas Business, other than Indebtedness or Capital Stock;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or any of its Restricted Subsidiaries; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clause (2) or (3) is primarily engaged in the Oil and Gas Business.

“Additional Notes” means, subject to the Issuers’ compliance with Section 4.9, 6.500% Senior Notes due 2021 issued from time to time after the Initial Issuance Date under the terms of this Indenture (other than pursuant to Section 2.08, 2.09 or 2.12 of the Base Indenture or Section 3.7, 4.10, 4.15 or 9.5 of this First Supplemental Indenture).

“Adjusted Consolidated Net Tangible Assets” of a specified Person means (without duplication), as of the date of determination:

(1) the sum of:

(a) discounted future net revenue from proved crude oil and natural gas reserves of such Person and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal or other income taxes, as estimated by such Person in a reserve report prepared as of the end of the fiscal year of such Person for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenue from:

(i) estimated proved crude oil and natural gas reserves of such Person and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such reserve report, which reserves were not reflected in such reserve report, and

(ii) estimated crude oil and natural gas reserves of such Person and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) due to exploration, development or exploitation, production or other activities which would, in accordance with standard industry practice, cause such revisions, in the case of clauses (i) and (ii) calculated in accordance with SEC guidelines (utilizing the prices for the fiscal quarter ending prior to the date of determination), and decreased by, as of the date of determination, the estimated discounted future net revenue attributable to:

(A) estimated proved crude oil and natural gas reserves of such Person and its Restricted Subsidiaries reflected in such reserve report produced or disposed of since the date of such reserve report, and

(B) reductions in the estimated crude oil and natural gas reserves of such Person and its Restricted Subsidiaries reflected in such reserve report since the date of such reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in the case of clauses (A) and (B) calculated in accordance with SEC guidelines (utilizing the prices for the fiscal quarter ending prior to the date of determination);

provided, however, that, in the case of each of the determinations made pursuant to clauses (i), (ii), (A) and (B) above, such increases and decreases shall be estimated by the Company’s petroleum engineers;

(b) the capitalized costs that are attributable to crude oil and natural gas properties of such Person and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributable, based on such Person’s books and records as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements;

(c) the Net Working Capital of such Person as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements; and

(d) the greater of:

(i) the net book value of other tangible assets of such Person and its Restricted Subsidiaries as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements, and

(ii) the appraised value, as estimated by independent appraisers, of other tangible assets of such Person and its Restricted Subsidiaries as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements (provided that such Person shall not be required to obtain such an appraisal of such assets if no such appraisal has been performed);

minus

(2) the sum of:

(a) Minority Interests;

(b) to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any net natural gas balancing liabilities of such Person and its Restricted Subsidiaries reflected in such Person’s latest audited financial statements;

(c) to the extent included in clause (1)(a) above, the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the prices utilized in such Person’s year end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

(d) to the extent included in clause (1)(a) above, the discounted future net revenue calculated in accordance with SEC guidelines (utilizing the prices utilized in such Person’s year end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of such Person and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(e) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production and price assumptions included in determining the discounted future net revenue specified in clause (1)(a) above, would be necessary to satisfy fully the obligations of such Person and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

If the Company changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, “Adjusted Consolidated Net Tangible Assets” of the Company will continue to be calculated as if the Company were still using the full cost method of accounting.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Law,” except as the context may otherwise require, means all applicable laws, rules, regulations, ordinances, judgments, decrees, injunctions, writs and orders of any court or governmental or congressional agency or authority and rules, regulations, orders, licenses and permits of any United States federal, state, municipal, regional, or other governmental body, instrumentality, agency or authority.

“Applicable Procedures” of a Depository means, with respect to any matter at any time, the policies and procedures of such Depository, if any, that are applicable to such matter at such time.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any properties or assets (including by way of a Production Payment or a sale and leaseback transaction or mergers, consolidations or otherwise); provided, however, that the disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole will not be an “Asset Sale,” but will be governed by the provisions of Section 4.15 and/or the provisions of Section 5.1 and not by the provisions of Section 4.10; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (other than directors’ qualifying shares or shares required by Applicable Law to be held by a Person other than the Company or a Restricted Subsidiary of the Company).

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves properties or assets having a fair market value of less than $20.0 million;

(2) a disposition of assets between or among any of the Company and its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4) any disposition, abandonment, relinquishment or expiration of equipment, inventory, products, accounts receivable or other properties or assets in the ordinary course of business;

(5) the disposition of cash or Cash Equivalents, Hedging Contracts or other financial instruments in the ordinary course of business;

(6) a Restricted Payment that is permitted by Section 4.7 or a Permitted Investment (or a disposition that would constitute a Restricted Payment but for the exclusion from the definition thereof);

(7) the farm-out, lease or sublease of developed or undeveloped crude oil or natural gas properties owned or held by the Company or any of its Restricted Subsidiaries in the ordinary course of business or in exchange for crude oil and natural gas properties owned or held by another Person;

(8) (i) any trade or exchange by the Company or any of its Restricted Subsidiaries of Hydrocarbon properties or other properties or assets for Hydrocarbon properties or other properties or assets owned or held by one or more other Persons, and (ii) any transfer or sale of assets, or lease, assignment or sublease of any real or personal property, (A) in exchange for services (including in connection with any outsourcing arrangements), and/or (B) in exchange for such transferee, lessee or assignee (or an Affiliate thereof) agreeing to pay all or a portion of the costs and expenses related to the exploration, development, completion and/or production (and related activities) of properties of the Company or any Restricted Subsidiary, and/or (C) in exchange for properties or assets satisfying the requirements of clause (i) above ((A), (B) and (C) being referred to herein as a “carry”); provided that the fair market value of the properties or assets traded, exchanged, transferred, sold, leased, assigned or subleased by the Company or such Restricted Subsidiary (together with any cash and Cash Equivalents) is reasonably equivalent or of less market value to the fair market value of the properties, assets, services or carry (together with any cash and Cash Equivalents) expected to be received by the Company or such Restricted Subsidiary, as determined in good faith by the Company, and provided further that any cash received must be applied in accordance with the provisions described in Section 4.10;

(9) the creation or perfection of a Lien (but not, except to the extent contemplated in clause (10) below, the sale or other disposition of the properties or assets subject to such Lien);

(10) the creation or perfection of a Permitted Lien and the exercise by any Person in whose favor a Permitted Lien is granted of any of its rights in respect of that Permitted Lien;

(11) a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(12) the grant in the ordinary course of business of any non-exclusive license or sublicense of patents, trademarks, registrations therefor and other similar intellectual property, including without limitation licenses of seismic data;

(13) the disposition of oil and natural gas properties in connection with tax credit transactions complying with Section 45K of the Code or any successor or analogous provisions of the Code;

(14) the sale or other disposition (whether or not in the ordinary course of business) of oil and gas properties, provided at the time of such sale or other disposition such properties do not have associated with them any proved reserves, and provided further that the sale or other disposition is for not less than the fair market value of such oil and gas properties, as determined in good faith by the Company;

(15) any sale or other disposition of Equity Interests in, or other ownership interests in or assets or property, including Indebtedness, or other securities of, an Unrestricted Subsidiary;

(16) any disposition of Equity Interests of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition; and

(17) the sale and leaseback of any asset within 180 days of the acquisition thereof.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the preceding sentence, the “net rental payments” under any lease for any period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Available Cash” has the meaning assigned to such term in the LLC Agreement, as in effect on the date of this Indenture.

“Bankruptcy Law” means Title 11, United States Code, as may be amended from time to time, or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Berry” refers to Berry Petroleum Company, LLC, a Subsidiary of the Company.

“Berry Credit Facility” means that certain Second Amended and Restated Credit Agreement, dated as of November 15, 2010, among Berry, Wells Fargo Bank, National Association, as Administrative Agent, and the other lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

“Berry Senior Notes” means the 6.75% senior notes due 2020 issued by Berry on November 1, 2010 and the 6.375% senior notes due 2022 issued by Berry on March 9, 2012.

“Board of Directors” means:

(1) with respect to Finance Corp., the board of directors of Finance Corp.;

(2) with respect to the Company, the board of directors of the Company or any authorized committee thereof; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Houston, Texas or in New York, New York or another place of payment are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, as applicable; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(4) certificates of deposit, demand deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions,

of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of the Company and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), which occurrence is followed by a Rating Decline within 90 days of the consummation of such transaction;

(2) the adoption by the unitholders of the Company of a plan relating to the liquidation or dissolution of the Company; or

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares, units or the like, which occurrence is followed by a Rating Decline within 90 days of the consummation of such transaction.

Notwithstanding the preceding, a conversion of the Company or any of its Restricted Subsidiaries from a limited liability company, corporation, limited partnership or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Company immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity, and, in either case no “person” Beneficially Owns more than 50% of the Voting Stock of such entity.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization, impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; plus

(6) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus

(7) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business; and minus

(8) to the extent increasing such Consolidated Net Income for such period, the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary of the Company will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of such Person or its consolidated Restricted Subsidiaries (including pursuant to any sale or leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person will be excluded;

(5) any asset impairment writedowns on oil and gas properties under GAAP or SEC guidelines will be excluded;

(6) unrealized losses and gains under Hedging Contracts included in the determination of Consolidated Net Income, including, without limitation, those resulting from the application of FASB ASC Topic 815, “Derivatives and Hedging,” will be excluded;

(7) to the extent deducted in the calculation of Net Income, any non-cash or nonrecurring charges relating to any premium or penalty paid, write off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded;

(8) items classified as extraordinary or nonrecurring gains and losses (less all fees and expenses related thereto) and the related tax effects, in each case according to GAAP, will be excluded; and

(9) income resulting from transfers of assets (other than cash) between such Person or any of its Restricted Subsidiaries, on the one hand, and an Unrestricted Subsidiary of such Person, on the other hand, will be excluded.

“Consolidated Net Worth” means, with respect to any specified Person as of any date, the sum of:

(1) the consolidated equity of the common stockholders of, or the consolidated capital of the unitholders of, such Person and its consolidated Subsidiaries as of such date; plus

(2) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Linn Credit Agreement and the Berry Credit Facility), commercial paper facilities or Debt Issuances, in each case with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other borrowings or Debt Issuances, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including refinancing with any capital markets transaction) in whole or in part from time to time.

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

“date of this Indenture” means September 9, 2014.

“Debt Issuance” means, with respect to the Company or any of its Restricted Subsidiaries, one or more issuances after the date of this Indenture of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“De Minimis Guaranteed Amount” means a principal amount of Indebtedness that does not exceed $5.0 million.

“Depository” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

“Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officers’ certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Noncash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the final stated maturity date of the Notes. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if (x) the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.7 or (y) the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the Company’s purchase of the Notes as is required to be purchased pursuant to the terms of this Indenture. The amount (or principal amount) of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale of Capital Stock (other than Disqualified Stock) made for cash on a primary basis by the Company after the date of this Indenture.

“Equity Repurchase” means the repurchase or other acquisition or retirement for value of any Equity Interests of the Company pursuant to any stock repurchase plan of the Company approved by the Board of Directors of the Company and effected in accordance with Rule 10b-18 under the Exchange Act, or otherwise in accordance with Applicable Law.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Linn Credit Agreement, the Berry Credit Facility and intercompany Indebtedness, but including the New 2019 Notes, the Existing Senior Notes and the Berry Senior Notes) in existence on the date of this Indenture, until such amounts are repaid.

“Existing Senior Notes” means the 8.625% Senior Notes due 2020 issued by the Issuers on April 6, 2010, the 7.75% Senior Notes due 2021 issued by the Issuers on September 13, 2010, the 6.50% Senior Notes due 2019 issued by the Issuers on May 13, 2011 and the 6.25% Senior Notes due 2019 issued by the Issuers on March 2, 2012.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used or useful in the Oil and Gas Business), or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including in each case any related financing transactions and increases in ownership of Restricted Subsidiaries, during the applicable four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and the Consolidated Cash Flow for such reference period will be calculated giving pro forma effect to any expense and cost reductions or synergies that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial or accounting officer of the Company (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto);

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed to have been a Restricted Subsidiary of the specified Person at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed not to have been a Restricted Subsidiary of the specified Person at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any obligations arising under any Hedging Contract applicable to such Indebtedness if such Hedging Contract has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (excluding any interest attributable to Dollar-Denominated Production Payments but including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Contracts; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon (other than a Lien of the type described in clause (9) of the definition of “Permitted Liens”); plus

(4) all dividends on any series of preferred securities of such Person or any of its Restricted Subsidiaries, whether paid or accrued and whether or not in cash, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company,

in each case, on a consolidated basis and in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States, which are in effect on the date of this Indenture.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

The term “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). When used as a verb, “guarantee” has a correlative meaning.

“Hedging Contracts” means, with respect to any specified Person:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in interest rates, or to otherwise reduce the cost of borrowing of such Person or any of such Restricted Subsidiaries, with respect to Indebtedness incurred;

(2) foreign exchange contracts and currency protection agreements entered into with one of more financial institutions and designed to protect the Person or any of its Restricted Subsidiaries entering into the agreement against fluctuations in currency exchange rates;

(3) any commodity futures contract, commodity swap, commodity option, commodity forward sale or other similar agreement or arrangement designed to protect against fluctuations in the price of Hydrocarbons used, produced, processed or sold by that Person or any of its Restricted Subsidiaries at the time; and

(4) other agreements or arrangements designed to protect such Person or any of its Restricted Subsidiaries against fluctuations in interest rates, commodity prices or currency exchange rates,

and in each case are entered into only in the normal course of business and not for speculative purposes.

“Holder” or “Noteholder” means a Person in whose name a Note is registered.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of bankers’ acceptances;

(4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable or that is payable solely in Capital Stock; or

(6) representing any obligations under Hedging Contracts,

if and to the extent any of the preceding items (other than letters of credit and obligations under Hedging Contracts) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of other Persons secured by a Lien on any asset of the specified Person, whether or not such Indebtedness is assumed by the specified Person (provided that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person), and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other

Person (including, with respect to any Production Payment, any warranties or guarantees of production or payment by such Person with respect to such Production Payment, but excluding other contractual obligations of such Person with respect to such Production Payment).

Notwithstanding the foregoing, the following shall not constitute or be deemed “Indebtedness”:

(i) any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness;

(ii) any obligation of a Person in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property;

(iii) any obligations arising from agreements of a Person providing for indemnification, guarantees, adjustment of purchase price, holdbacks, contingent payment obligations based on a final financial statement or performance of acquired or disposed of assets or similar obligations (other than guarantees of Indebtedness), in each case, incurred or assumed by such Person in connection with the acquisition or disposition of assets (including through mergers, consolidations or otherwise);

(iv) subject to the parenthetical at the end of the preceding sentence, any Dollar-Denominated Production Payments or Volumetric Production Payments;

(v) any Disqualified Stock; and

(vi) Indebtedness secured by any Lien of the type described in clause (9) of the definition of “Permitted Liens.”

The amount (or principal amount) of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) in the case of obligations under any Hedging Contracts, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such date; and

(3) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Initial Issuance Date” means September 9, 2014.

“Initial Notes” means $650,000,000 aggregate principal amount of 6.500% Senior Notes due 2021 issued pursuant to this Indenture on the Initial Issuance Date.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans, advances or extensions of credit (including guarantees or similar arrangements, but excluding (1) commission, travel and similar advances to officers and employees made in the ordinary course of business and (2) advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender), or capital contributions or purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities (excluding any interest in a crude oil or natural gas leasehold to the extent constituting a security under applicable law), together with all items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.7. The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment made by the Company or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of Section 4.7. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value or write-ups, write-downs or write-offs with respect to such Investment.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Company in which the Company or any of its Restricted Subsidiaries makes any Investment.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Law, including any conditional sale or other title retention agreement, any lease in the nature thereof, other than a precautionary financing statement respecting a lease not intended as a security agreement.

“Linn Credit Agreement” means that certain Sixth Amended and Restated Credit Agreement, dated as of April 24, 2013, among the Company, Wells Fargo Bank, National Association, as Administrative Agent, and the other lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

“LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of Linn Energy, LLC, dated as of September 3, 2010, as in effect on the date of this Indenture and as such may be further amended, modified or supplemented from time to time.

“Make Whole Premium” means, with respect to a Note at any time, the excess, if any, of (a) the present value at such time of (i) the redemption price of such Note at September 15, 2017 pursuant to Section 3.7(a) plus (ii) any required interest payments due on such Note through September 15, 2017 (except for currently accrued and unpaid interest), computed using a discount rate equal to the Treasury Rate at such time plus 50 basis points, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), over (b) the principal amount of such Note.

“Measurement Date” means June 27, 2008.

“Minority Interest” means the percentage interest represented by any Capital Stock of a Restricted Subsidiary of the Company that are not owned by the Company or a Restricted Subsidiary of the Company.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, title and recording tax expenses and sales commissions, and any relocation expenses incurred as a result of the Asset Sale,

(2) taxes paid or payable or required to be accrued as a liability under GAAP as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

(3) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or by applicable law, be repaid out of the proceeds from such Asset Sale,

(4) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries or Joint Ventures as a result of such Asset Sale, and

(5) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Company or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Net Working Capital” means (a) all current assets of the Company and its Restricted Subsidiaries except current assets from commodity price risk management activities arising in the ordinary course of business, less (b) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness and any current liabilities from commodity price risk management activities arising in the ordinary course of business and current liabilities associated with asset retirement obligations related to oil and gas properties, in each case as set forth in the consolidated financial statements of the Company prepared in accordance with GAAP (excluding any adjustments made pursuant to FASB ASC Topic 815, “Derivatives and Hedging”).

“New 2019 Notes” means the $450 million aggregate principal amount of 6.500% senior notes due 2019 to be issued by the Issuers on the date of this Indenture.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender (except in the case of items (a) and (b), a Lien of the type described in clause (9) of the definition of “Permitted Liens”);

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries, except as contemplated by clause (9) of the definition of “Permitted Liens.”

For purposes of determining compliance with Section 4.9, in the event that any Non-Recourse Debt of any of the Company’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.

“Notes” means the Initial Notes and any Additional Notes treated as a single class under this Indenture.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depository), or any successor Person thereto and shall initially be the Trustee.

“Obligations” means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.

“Officers’ Certificate” means a certificate signed on behalf of the Company and Finance Corp. by two of its Officers, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company or Finance Corp., as the case may be, that meets the requirements of Section 11.05 of the Base Indenture.

“Oil and Gas Business” means:

(1) the acquisition, exploration, development, production, operation and disposition of interests in oil, gas and other Hydrocarbon properties;

(2) the gathering, marketing, treating, processing (but not refining), storage, distribution, selling and transporting of any production from such interests or properties;

(3) any business relating to exploration for or development, production, treatment, processing (but not refining), storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith;

(4) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Code; and

(5) any activity that is ancillary, complementary or incidental to or necessary or appropriate for the activities described in clauses (1) through (4) of this definition.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 11.05 of the Base Indenture. The counsel may be an employee of or counsel to the Company, any Subsidiary of the Company or the Trustee.

“Pari Passu Indebtedness” means, with respect to any Excess Proceeds from Asset Sales, Indebtedness of an Issuer or any Subsidiary Guarantor that ranks equally in right of payment with the Notes or the Subsidiary Guarantees, as the case may be, and the terms of which require the Company or any of its Restricted Subsidiaries to apply such Excess Proceeds to offer to repurchase such Indebtedness.

“Permitted Acquisition Indebtedness” means Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries (i) incurred or issued to finance an acquisition (or other purchase of assets) or (ii) to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of any other Person existing at the time (a) such Person became a Restricted Subsidiary of the Company or (b) such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries, or (c) assets of such Person were acquired by the Company or any of its Restricted Subsidiaries and such Indebtedness was assumed in connection therewith (excluding any such Indebtedness that is repaid contemporaneously with such event), provided that on the date such Indebtedness or Disqualified Stock was incurred or issued or the date such Person became a Restricted Subsidiary of the Company or the date such Person was merged or consolidated with or into the Company or any of its Restricted Subsidiaries, or on the date of such asset acquisition, as applicable, either:

(1) immediately after giving effect to such transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Company or such Restricted Subsidiary, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.9,

(2) immediately after giving effect to such transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Company would be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction, or

(3) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company would be greater than the Consolidated Net Worth of the Company immediately prior to such transaction.

“Permitted Business Investments” means Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business, including investments or expenditures for actively exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting Hydrocarbons through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including without limitation:

(1) direct or indirect ownership of crude oil, natural gas, other restricted Hydrocarbon properties or any interest therein, gathering, transportation, processing, storage or related systems, or ancillary real property interests and interests therein; and

(2) the entry into operating agreements, joint ventures, processing agreements, working interests, royalty interests, mineral leases, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of crude oil and natural gas and related Hydrocarbons and minerals, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited), or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding, however, Investments in corporations and publicly-traded limited partnerships.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration:

(a) from an Asset Sale that was made pursuant to and in compliance with Section 4.10;

(b) any other disposition of assets deemed not to be Asset Sales under the definition of “Asset Sale;”

(5) any Investment in any Person (a) in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company, or (b) with the net cash proceeds from a substantially concurrent (i) contribution (other than from a Restricted Subsidiary of the Company) to the equity capital of the Company or (ii) issuance of, Equity Interests of the Company (other than Disqualified Stock), with an issuance being deemed substantially concurrent with such Investment if occurring not more than 120 days after such issuance; provided that the amount of any such net cash proceeds will be excluded or deducted from the calculation of Available Cash and Incremental Funds;

(6) any Investments received in compromise or resolution of, or upon satisfaction of judgments with respect to, (a) obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes (including pursuant to any bankruptcy or insolvency proceedings) with Persons who are not Affiliates;

(7) Hedging Contracts;

(8) Guarantees of Indebtedness permitted under Section 4.9;

(9) guarantees by the Company or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Restricted Subsidiary of the Company in the ordinary course of business;

(10) Permitted Business Investments;

(11) Investments that are in existence on the date of this Indenture;

(12) Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(13) guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course in the Oil and Gas Business, including obligations under oil and natural gas exploration, development, joint operating and related agreements and licenses or concessions related to the Oil and Gas Business;

(14) loans or advances to officers, directors or employees made in the ordinary course of business consistent with past practices of the Company or the applicable Restricted Subsidiary and otherwise in compliance with Section 4.11 of this Indenture;

(15) Investments of a Restricted Subsidiary acquired after the date of this Indenture or of any entity merged into or consolidated with the Company or a Restricted Subsidiary in accordance with Section 5.1 of this Indenture, the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(16) Investments received as a result of a foreclosure by, or other transfer of title to, the Company or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(17) Liens of the type described in clause (9) of the definition of “Permitted Liens;” and

(18) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding, not to exceed the greater of $350.0 million and 2.5% of the Company’s Adjusted Consolidated Net Tangible Assets determined at the time of such Investment (after giving effect to any dividends, interest payments, return of capital and subsequent reduction in the amount of any Investment made pursuant to this clause as a result of the repayment or other disposition thereof, in an amount not to exceed the amount of such Investments previously made pursuant to this clause); provided, however, that if any Investment pursuant to this clause (18) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (18) for so long as such Person continues to be a Restricted Subsidiary;

provided, however, that with respect to any Investment, the Company may, in its sole discretion, allocate all or any portion of any Investment and later re-allocate all or any portion of any Investment to one or more of the above clauses (1) through (18) so that the entire Investment would be a Permitted Investment.

“Permitted Liens” means:

(1) Liens securing any Indebtedness under any of the Credit Facilities;

(2) Liens in favor of the Company or the Subsidiary Guarantors;

(3) Liens on property (including Capital Stock) of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition;

(5) any interest or title of a lessor to the property subject to a Capital Lease Obligation;

(6) Liens on any asset or property acquired, constructed or improved by the Company or any of its Restricted Subsidiaries; provided that (a) such Liens are in favor of the seller of such asset or property, in favor of the Person or Persons developing, constructing, repairing or improving such asset or property, or in favor of the Person or

Persons that provided the funding for the acquisition, development, construction, repair or improvement cost, as the case may be, of such asset or property, (b) such Liens are created within 360 days after the acquisition, development, construction, repair or improvement, (c) the aggregate principal amount of the Indebtedness secured by such Liens is otherwise permitted to be incurred under this Indenture and does not exceed the greater of (i) the cost of the asset or property so acquired, constructed or improved plus related financing costs and (ii) the fair market value (as determined by an executive officer involved in or otherwise familiar with such acquisition, construction or improvement of such asset or property, if such fair market value is greater than $25.0 million but less than $50.0 million, or, if such fair market value is $50.0 million or more, the Board of Directors of the Company) of the asset or property so acquired, constructed or improved, measured at the date of such acquisition, or the date of completion of such construction or improvement, and (d) such Liens are limited to the asset or property so acquired, constructed or improved (including the proceeds thereof, accessions thereto, upgrades thereof and improvements thereto);

(7) Liens existing on the date of this Indenture other than Liens securing the Credit Facilities;

(8) Liens to secure the performance of tenders, bids, statutory obligations, surety or appeal bonds, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(9) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by the Company or any Restricted Subsidiary of the Company to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

(10) Liens in respect of Production Payments and Reserve Sales;

(11) Liens on pipelines or pipeline facilities that arise by operation of law;

(12) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, transportation or exchange of crude oil and natural gas and related Hydrocarbons and minerals, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements arising in the ordinary course of business of the Company and its Restricted Subsidiaries that are customary in the Oil and Gas Business;

(13) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(14) Liens upon specific items of inventory, receivables or other goods or proceeds of the Company or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by Section 4.9 hereof;

(15) Liens securing Obligations of the Issuers or the Subsidiary Guarantors under the Notes or the Subsidiary Guarantees, as the case may be, and Liens securing other obligations of the Issuers or the Subsidiary Guarantors under this Indenture;

(16) Liens to secure payment and performance of Hedging Contracts of the Company or any of its Restricted Subsidiaries;

(17) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent by more than sixty (60) days or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(18) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or like Liens arising by contract or statute in the ordinary course of business and with respect to amounts which are not yet delinquent by more than sixty (60) days or are being contested in good faith by appropriate proceedings;

(19) pledges or deposits made in the ordinary course of business (A) in connection with leases, tenders, bids, statutory obligations, surety or appeal bonds, government contracts, performance bonds and similar obligations, or (B) in connection with workers’ compensation, unemployment insurance and other social security or similar legislation;

(20) any attachment or judgment Lien that does not constitute an Event of Default;

(21) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of the Company or any of its Restricted Subsidiaries;

(22) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with a depositary institution; provided that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any of its Restricted Subsidiaries to provide collateral to the depositary institution;

(23) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(24) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries, taken as a whole;

(25) Liens arising under this Indenture in favor of the trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing Indebtedness permitted to be incurred under this Indenture, provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such Indebtedness;

(26) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under Section 4.7 hereof;

(27) Liens (other than Liens securing Indebtedness) on, or related to, assets to secure all or part of the costs incurred in the ordinary course of the Oil and Gas Business for the exploration, drilling, development, production, processing, transportation, marketing, storage or operation thereof;

(28) Liens arising from royalties, overriding royalties, revenue interests, net revenue interests, net profit interests, reversionary interests, production payments, preferential rights of purchase, working interests and other similar interests, all as ordinarily exist with respect to properties and assets of the Company and its Restricted Subsidiaries or otherwise as are customary in the Oil and Gas Business;

(29) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness then outstanding and secured by any Liens incurred pursuant to this clause (29) does not exceed the amount set forth in clause (17) of the second paragraph of Section 4.9 hereof; and

(30) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture and incurred to refinance Indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property or assets that is the security for a Permitted Lien hereunder.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries or any Disqualified Stock of the Company incurred or issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, any other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness) or any Disqualified Stock of the Company; provided that:

(1) the principal amount, or in the case of Disqualified Stock, the amount thereof as determined in accordance with the definition of Disqualified Stock, of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness or amount of the Disqualified Stock being exchanged, extended, refinanced, renewed, replaced, defeased, discharged, refunded or retired (plus all accrued and unpaid interest on the Indebtedness or accrued and unpaid dividends on the Disqualified Stock, as the case may be, and the amount of all fees, expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date or redemption date, as applicable, later than the final maturity date or redemption date, as applicable, of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Disqualified Stock being exchanged, extended, refinanced, renewed, replaced, defeased, discharged, refunded or retired;

(3) if the Indebtedness or Disqualified Stock being exchanged, extended, refinanced, renewed, replaced, defeased, discharged, refunded or retired is contractually subordinated or otherwise junior in right of payment to the Notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness is contractually subordinated or otherwise junior in right of payment to the Notes or the Subsidiary Guarantees on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness or Disqualified Stock being exchanged, extended, refinanced, renewed, replaced, defeased, discharged, refunded or retired; and

(4) such Indebtedness is not incurred (other than by way of a guarantee) by a Restricted Subsidiary of the Company (other than Finance Corp.) if the Company is the issuer or other primary obligor on the Indebtedness being exchanged, extended, refinanced, renewed, replaced, defeased, discharged, refunded or retired.

Notwithstanding the foregoing, any Indebtedness incurred under Credit Facilities shall be subject to the refinancing provision of the definition of Credit Facilities and not pursuant to the requirements set forth in this definition of Permitted Refinancing Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Production Payments and Reserve Sales” means the grant or transfer by the Company or a Restricted Subsidiary of the Company to any Person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the oil and gas business for geologists, geophysicists and other providers of technical services to the Company or a Subsidiary of the Company.

“Prospectus” means the final prospectus relating to the Securities, including any prospectus supplement thereto relating to the Securities, as filed with the SEC pursuant to Rule 424(b) under the Securities Act.

“Rating Category” means:

(1) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

(2) with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Rating Decline” means a decrease in the rating of the Notes by either Moody’s or S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories, namely + or— for S&P, and 1, 2, and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB- to B+ will constitute a decrease of one gradation.

“Ratings Agencies” means each of Moody’s and S&P.

“Reporting Default” means a Default described in Section 6.1(d).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Notwithstanding anything in this Indenture to the contrary, Finance Corp. shall be a Restricted Subsidiary of the Company.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Senior Debt” means

(1) all Indebtedness of the Company or any of its Restricted Subsidiaries outstanding under Credit Facilities and all obligations under Hedging Contracts with respect thereto;

(2) any other Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any Subsidiary Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding sentence, Senior Debt will not include:

(a) any intercompany Indebtedness of the Company or any of its Restricted Subsidiaries to the Company or any of its Affiliates; or

(b) any Indebtedness that is incurred in violation of this Indenture.

For the avoidance of doubt, “Senior Debt” will not include any trade payables or taxes owed or owing by the Company or any of its Restricted Subsidiaries.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Subsidiary Guarantee” means the joint and several guarantee pursuant to Section 9 hereof by a Subsidiary Guarantor of the Obligations of the Issuers under this Indenture and the Notes.

“Subsidiary Guarantors” means each of (a) the Restricted Subsidiaries of the Company, other than Finance Corp., Berry, Linn Acquisition Company, LLC, Marathon 85-II Limited Partnership and Marathon 85-III Limited Partnership, executing this Indenture as initial

Subsidiary Guarantors, (b) any other Restricted Subsidiary of the Company that executes a supplement to this Indenture in accordance with Section 4.13 or 9.2 hereof and (c) the respective successors and assigns of such Restricted Subsidiaries in each case until such time as any such Restricted Subsidiary shall be released and relieved of its obligations pursuant to Section 4.13, 7.2, 7.3 or 9.3 hereof.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to September 15, 2017; provided, however, that if such period is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Company shall obtain the Treasury Rate by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to September 15, 2017 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate on the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the Trustee an Officers’ Certificate setting forth the Make Whole Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means any Subsidiary of the Company (other than Finance Corp.) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt owing to any Person other than the Company or any of its Restricted Subsidiaries;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company (excluding any agreement or transaction of the type described in clauses (6), (10) and (12) of the covenant described in Section 4.11);

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.7 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.9 hereof, the Company will be in default of such covenant.

“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity or redemption, in respect of the Indebtedness or Disqualified Stock, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding aggregate principal amount of such Indebtedness or Disqualified Stock.

2.3 No Personal Liability of Directors, Officers, Employees and Unitholders.

No past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the Issuers or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Issuers or any Subsidiary Guarantor under the Notes, the Subsidiary Guarantees or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 3.	Redemption and Prepayment.

Article III of the Base Indenture shall not apply to the Notes and is hereby amended and restated in respect of, and applicable to, the Notes and only in respect of, and applicable to, the Notes with the following:

3.1 Notices to Trustee.

If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.7 hereof, they shall furnish to the Trustee, at least five Business Days (unless a shorter period shall be agreeable to the Trustee) before the date of giving notice of the redemption pursuant to Section 3.3 hereof, an Officers’ Certificate setting forth (i) the clause of Section 3.7 hereof pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed, (iv) the redemption price, and (v) whether the Issuers request that the Trustee give notice of such redemption. Any such notice may be cancelled at any time prior to the mailing of notice of such redemption to any Holder and shall thereupon be void and of no effect.

3.2 Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes to be redeemed among the Holders of the Notes as follows: (1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or (2) if the Notes are not listed on any national securities exchange, on a pro rata basis (except that any notes represented by a note in global form will be selected by such method as DTC may require). In the event of partial redemption other than on a pro rata basis, the particular Notes to be redeemed shall be selected, not less than five (5) Business Days (unless a shorter period shall be agreeable to the Trustee) prior to the giving of notice of the redemption pursuant to Section 3.3 hereof, by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Issuers in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes selected shall be in amounts of $2,000 or whole multiples of $1,000 in excess of $2,000 and Notes in denominations larger than $2,000 may be redeemed in part provided that the unredeemed principal amount of such Notes is not less than $2,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

The provisions of the two preceding paragraphs of this Section 3.2 hereof shall not apply with respect to any redemption affecting only a Global Note, whether such Global Note is to be redeemed in whole or in part. In case of any such redemption in part, the unredeemed portion of the principal amount of the Global Note shall be in an authorized denomination.

3.3 Notice of Redemption.

Subject to the provisions of Section 3.9 hereof, at least 15 days but not more than 60 days before a redemption date (except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a Legal Defeasance, Covenant Defeasance or Discharge), the Issuers shall mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price or, if the redemption price is not then determinable, the manner in which it is to be determined;

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion shall be issued in the name of the applicable Holder upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless the Issuers default in making such redemption payment, interest, if any, on Notes called for redemption shall cease to accrue on and after the redemption date, subject to the satisfaction or waiver of any condition to redemption, and the only remaining right of the Holders of such Notes is to receive payment of the redemption price upon surrender to the Paying Agent of the Notes redeemed;

(g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h) any condition to such redemption; and

(i) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes.

If any of the Notes to be redeemed is in the form of a Global Note, then the Issuers shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to redemption.

At the Issuers’ request, the Trustee shall give the notice of optional redemption in the Issuers’ names and at their expense; provided, however, that the Issuers shall have delivered to the Trustee, as provided in Section 3.1 hereof, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the second preceding paragraph.

3.4 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.3 hereof, subject to the following sentence, Notes called for redemption become irrevocably due and payable on the applicable redemption date at the applicable redemption price. Notice of any redemption, including, without limitation, upon an Equity Offering, may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering; provided that, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Issuers’ obligations with respect to such redemption may be performed by another Person. If mailed in the manner provided for in Section 3.3 hereof, the notice of redemption shall be conclusively presumed to have been given whether or not a Holder receives such notice. Failure to give timely notice or any defect in the notice shall not affect the validity of the redemption. If mailed in the manner provided for in Section 3.3 hereof, the notice of redemption shall be conclusively presumed to have been given whether or not a Holder receives such notice. Failure to give timely notice or any defect in the notice shall not affect the validity of the redemption.

3.5 Deposit of Redemption Price.

Prior to 11:00 a.m., New York City time, on the redemption date, the Issuers shall deposit with the Paying Agent (or, if the Company or a Subsidiary thereof is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.06 of the Base Indenture) money sufficient in same day funds to pay the redemption price of and accrued interest, if any, on all Notes to be redeemed on that date. The Paying Agent shall promptly return to the Issuers any money deposited with the Paying Agent by an Issuer in excess of the amounts necessary to pay the redemption price of and accrued interest, if any, on all Notes to be redeemed.

If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption whether or not such Notes are presented for payment, and the only remaining right of the Holders of such Notes shall be to receive payment of the redemption price upon surrender to the Paying Agent of the Notes redeemed. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of an Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful, on any interest, if any, not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.1 hereof.

3.6 Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Issuers shall issue in the name of the applicable Holder and the Trustee shall authenticate for such Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

3.7 Optional Redemption.

(a) Except as set forth in clauses (b) and (c) of this Section 3.7, the Issuers shall not have the option to redeem the Notes pursuant to this Section 3.7 prior to September 15, 2017. On or after September 15, 2017, the Issuers shall have the option to redeem the Notes, in whole or in part at any time, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on September 15 of the years indicated below:

YEAR	PERCENTAGE
2017	103.250%
2018	101.625%
2019 and thereafter	100.000%

(b) Notwithstanding the provisions of clause (a) of this Section 3.7, at any time prior to September 15, 2017, the Issuers may on one or more occasions redeem up to 35% of the aggregate principal amount of Notes (including any Additional Notes) issued under this Indenture at a redemption price of 106.500% of the principal amount thereof, with an amount equal to or less than the net cash proceeds of one or more Equity Offerings by the Company, plus accrued and unpaid interest, if any, thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), provided that, with respect to each such redemption:

(1) at least 65% of the aggregate principal amount of Notes (including any Additional Notes) issued under this Indenture remains outstanding immediately after the occurrence of such redemption (excluding any Notes held by the Company and its Subsidiaries); and

(2) such redemption occurs within 180 days after the date of the closing of the related Equity Offering.

(c) Prior to September 15, 2017, the Issuers may redeem on one or more occasions all or part of the Notes at a redemption price equal to the sum of:

(1) 100% of the principal amount thereof, plus

(2) the Make Whole Premium at the redemption date, plus

(3) accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

(d) Any redemption pursuant to this Section 3.7 shall be made pursuant to the provisions of Section 3.1 through Section 3.6 hereof.

3.8 Mandatory Redemption.

Except as set forth under Sections 4.10 and 4.15 hereof, neither of the Issuers shall be required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the Holders.

3.9 Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company shall be required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it shall follow the procedures specified below.

The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by Applicable Law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Settlement Date”), the Company shall purchase and pay for the principal amount of Notes required to be purchased pursuant to Section 4.10 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, all Notes validly tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the manner prescribed in the Notes.

Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(a) that the Asset Sale Offer is being made pursuant to this Section 3.9 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open, including the time and date the Asset Sale Offer will terminate (the “Termination Date”);

(b) the Offer Amount and the purchase price;

(c) that any Note not tendered or accepted for payment shall continue to accrue interest;

(d) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Settlement Date;

(e) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, properly endorsed for transfer, together with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed and such customary documents as the Company may reasonably request, to the Company or a Paying Agent at the address specified in the notice, before the Termination Date;

(f) that Holders shall be entitled to withdraw their election if the Company or the Paying Agent, as the case may be, receives, prior to the Termination Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(g) that, if the aggregate principal amount of Notes surrendered by Holders, and Pari Passu Indebtedness surrendered by holders or lenders, collectively, exceeds the amount the Company is required to repurchase, the Trustee shall select the Notes and Pari

Passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess of $2,000, shall be purchased); and

(h) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess of $2,000.

If any of the Notes subject to an Asset Sale Offer is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to repurchases.

Promptly after the Termination Date, the Company shall, to the extent lawful, accept for payment Notes or portions thereof tendered pursuant to the Asset Sale Offer in the aggregate principal amount required by Section 4.10 hereof, and prior to the Settlement Date it shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.9 and Section 4.10 hereof. Prior to 11:00 a.m., New York City time, on the Settlement Date, the Issuers or the Paying Agent, as the case may be, shall mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall issue a new Note, and the Trustee shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer on or before the Settlement Date.

Section 4.	Covenants.

Article IV of the Base Indenture shall not apply to the Notes and is hereby amended and restated in respect of, and applicable to, the Notes and only in respect of, and applicable to, the Notes with the following:

4.1 Payment of Notes.

The Issuers shall pay or cause to be paid the principal of, interest and premium, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, interest and premium, if any, shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m., New York City time, on the due date money deposited by an Issuer or a Subsidiary Guarantor in immediately available funds and designated for and sufficient to pay all principal, interest and premium, if any, then due.

The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate specified therefor in the Notes to the extent lawful; and they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful.

4.2 Maintenance of Office or Agency.

The Issuers shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee) in New York, New York where Notes may be presented or surrendered for payment and they shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. Further, if at any time there shall be no such office or agency in the City of New York where the Notes may be presented or surrendered for payment, the Issuers shall forthwith designate and maintain such an office or agency in the City of New York, in order that the Notes shall at all times be payable in the City of New York. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.05 of the Base Indenture.

With respect to any Global Notes, the Corporate Trust Office of the Trustee shall be the office or agency where such Global Notes may be presented or surrendered for payment or for registration of transfer or exchange, or where successor Notes may be delivered in exchange therefor; provided, however, that any such presentation, surrender or delivery effected pursuant to the Applicable Procedures of the Depository shall be deemed to have been effected at such office or agency in accordance with the provisions of this Indenture.

4.3 Reports.

(a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, so long as any Notes are outstanding, the Company will file with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing, in which case the Company will furnish to the Trustee and, upon its prior request, to any of the Holders of the Notes, within the time periods specified in the SEC’s rules and regulations):

(1) all quarterly and annual financial information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

The Company shall at all times comply with TIA § 314(a).

(b) For as long as the Notes remain outstanding, if at any time the Company is not required to file the reports required by this Section 4.3 with the SEC, the Company and the Subsidiary Guarantors shall furnish to the Holders of the Notes, and to securities analysts and prospective investors in the Notes, upon their request, the information, if any, required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The Company and the Subsidiary Guarantors will be deemed to have provided such information to the Holders of the Notes, securities analysts and prospective investors in the Notes if the Company has filed reports containing such information with the SEC via the EDGAR filing system and such reports are publicly available.

(c) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent material, the quarterly and annual financial information required by paragraph (a) of this Section 4.3 shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(d) Delivery of reports, information and documents to the Trustee under this Section 4.3 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein.

(e) The availability of the foregoing information or reports on the SEC’s web site will be deemed to satisfy the delivery requirements of this Section 4.3.

4.4 Compliance Certificate.

(a) The Issuers shall deliver to the Trustee, within 90 days after the end of each fiscal year ending on or after December 31, 2014, an Officers’ Certificate stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to each such Officer signing such certificate, that, to the best of his or her knowledge, the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).

(b) The Company shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith upon any of its Officers becoming aware of any Default or Event of Default

(which shall be no more than ten Business Days after becoming aware of such Default), an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or propose to take with respect thereto.

4.5 Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

4.6 Stay, Extension and Usury Laws.

The Company and each of the Subsidiary Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

4.7 Limitation on Restricted Payments.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than in exchange for Capital Stock of the Company (other than Disqualified Stock));

(3) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the Notes or any Subsidiary Guarantee (excluding (a) any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries, (b) the purchase, redemption, defeasance, repurchase or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes or the Subsidiary Guarantees purchased, redeemed, defeased or otherwise acquired or retired for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, redemption, defeasance, repurchase or other acquisition or retirement for value, and (c) any payment of principal at the Stated Maturity thereof); or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment, no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and either:

(I) if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment is not less than 2.25 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (8), (9), (11) and (12) of the next succeeding paragraph) with respect to the quarter for which such Restricted Payment is made, is less than the sum, without duplication, of:

(a) Available Cash as of the end of the Company’s preceding fiscal quarter, plus

(b) 100% of the aggregate net cash proceeds and the fair market value of any Capital Stock of Persons engaged primarily in the Oil and Gas Business or any other assets that are used or useful in the Oil and Gas Business, in each case received by the Company after the Measurement Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Company), plus

(c) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person since the Measurement Date resulting from:

(i) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to a purchaser other than the Company or a Subsidiary of the Company, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary of the Company; plus

(ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into, or the transfer of its assets to, or liquidation into, the Company or any Restricted Subsidiary (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Restricted Investments previously made by the Company or any Restricted Subsidiary of the Company in such Unrestricted Subsidiary; plus

(iii) any amount which previously qualified as a Restricted Payment on account of any guarantee entered into by the Company or any Restricted Subsidiary after the Initial Issuance Date, to the extent that such guarantee has not been called upon and the obligation arising under such guarantee no longer exists or has been reduced; plus

(iv) the Company or any Restricted Subsidiary making any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary or is merged or consolidated with the Company or a Restricted Subsidiary, to the extent of the Company’s or any Restricted Subsidiary’s Restricted Investment in such Person prior to the time it became a Restricted Subsidiary or the time of such merger or consolidation, in each case to the extent such amounts have not been included in Available Cash for any period commencing on or after the Measurement Date (items (b) and (c) being referred to as “Incremental Funds”), minus

(d) the aggregate amount of Incremental Funds previously expended pursuant to this clause (I) and clause (II) below; or

(II) if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment is less than 2.25 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (8), (9), (11) and (12) of the next succeeding paragraph) with respect to the quarter for which such Restricted Payment is made (such Restricted Payments for purposes of this clause (II) meaning only distributions on units of the Company), is less than the sum, without duplication, of:

(a) $1,500.0 million less the aggregate amount of all prior Restricted Payments made by the Company and its Restricted Subsidiaries pursuant to this clause (II)(a) since the date of this Indenture, plus

(b) Incremental Funds to the extent not previously expended pursuant to this clause (II) or clause (I) above.

The preceding provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration the payment would have complied with the provisions of this Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Disqualified Stock of the Company or any Restricted Subsidiary or of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary of the Company) to the equity capital of the Company or (b) sale (other than to a Restricted Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock), with a sale being deemed substantially concurrent if such redemption, repurchase, retirement, defeasance or acquisition occurs not more than 120 days after such sale; provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded or deducted from the calculation of Available Cash and Incremental Funds;

(3) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness of the Company or any Restricted Subsidiary with the net cash proceeds from a substantially concurrent incurrence of, or in exchange for, Permitted Refinancing Indebtedness, with an incurrence of Permitted Refinancing Indebtedness being deemed substantially concurrent if such defeasance, redemption, repurchase, retirement or acquisition occurs not more than 120 days after such incurrence;

(4) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of such Restricted Subsidiary’s Equity Interests on a pro rata basis or on a basis more favorable to the Company or a Restricted Subsidiary;

(5) so long as no Default (other than a Reporting Default) or Event of Default shall have occurred and be continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company pursuant to any director or employee equity subscription agreement or equity option agreement or other employee benefit plan or to satisfy obligations under any Equity Interests appreciation rights or option plan or similar arrangement; provided, however, that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year (with any portion of such $5.0 million amount that is unused in any calendar year to be carried forward to successive calendar years and added to such amount) plus, to the extent not previously applied or included,

(a) the cash proceeds received by the Company or any of its Restricted Subsidiaries from sales of Equity Interests of the Company to employees or directors of the Company or its Affiliates that occur after the date of this Indenture (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clauses (I)(b) or (II)(b) of the first paragraph of this Section 4.7); and

(b) the cash proceeds of key man life insurance policies received by the Company or any of its Restricted Subsidiaries after the date of this Indenture.

(6) any purchase, redemption, defeasance, retirement or other acquisition of Indebtedness that is subordinated in right of payment to the Notes or a Subsidiary Guarantee at a purchase price not greater than (i) 101% of the principal amount of such subordinated Indebtedness in the event of a Change of Control or (ii) 100% of the principal amount of such subordinated Indebtedness in the event of an Asset Sale, in each case plus accrued and unpaid interest thereon, in connection with any change of control offer or asset sale offer required by the terms of such Indebtedness, but only if:

(a) in the case of a Change of Control, the Company has first complied with and fully satisfied its obligations under Section 4.15 hereof; or

(b) in the case of an Asset Sale, the Company has complied with and fully satisfied its obligations in accordance with Section 4.10 hereof;

(7) the repurchase, redemption or other acquisition for value of Equity Interests of the Company or any Restricted Subsidiary of the Company representing fractional shares of such Equity Interests in connection with a merger or consolidation involving the Company or such Restricted Subsidiary or any other transaction permitted by this Indenture;

(8) repurchases of Equity Interests deemed to occur upon the exercise or conversion of stock options, warrants or other convertible securities if such Equity Interests represent a portion of the exercise or conversion price thereof;

(9) the defeasance, repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officers, directors or employees of the Company or any of its Restricted Subsidiaries in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy any tax withholding obligation with respect to such exercise or vesting;

(10) any payments in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by this Indenture not to exceed $10.0 million since the date of this Indenture;

(11) Equity Repurchases on or after the date of this Indenture that, when combined with any Equity Repurchases made pursuant to this clause (11) on or after the Measurement Date and prior to the date of this Indenture, are in an aggregate amount not in excess of $100.0 million; or

(12) so long as no Default (other than a Reporting Default) or Event of Default shall have occurred and be continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed at any one time outstanding the greater of (i) $150.0 million and (ii) 1.0% of the Company’s Adjusted Consolidated Net Tangible

Assets determined as of the date of such Restricted Payment (after giving effect to any dividends, interest payments, return of capital and subsequent reduction in the amount of any Investments made pursuant to this clause as a result of the repayment or other disposition thereof, in an amount not to exceed the amount of such Investments previously made pursuant to in this clause); provided, however, that if any Investment pursuant to this clause (12) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) of the definition of “Permitted Investments” and shall cease to have been made pursuant to this clause (12) for so long as such Person continues to be a Restricted Subsidiary.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or any of its Restricted Subsidiaries, as the case may be, pursuant to the Restricted Payment, except that the amount of a non-cash Restricted Payment referred to in clause (1) will be the Fair Market Value on the date of declaration. The fair market value of any assets or securities that are required to be valued by this covenant will be determined, in the case of amounts in excess of $25.0 million but no greater than $50.0 million, by an officer of the Company and, in the case of amounts over $50.0 million, by the Board of Directors of the Company, whose determination shall be evidenced by a Board Resolution. For purposes of determining compliance with this Section 4.7, (x) in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) — (12), the Company will be permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this Section 4.7; and (y) in the event a Restricted Payment is made pursuant to clause (I) or (II) of the second preceding paragraph, the Company will be permitted to classify whether all or any portion thereof is being (and in the absence of such classification shall be deemed to have classified the minimum amount possible as having been) made with Incremental Funds.

4.8 Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions of this Section 4.8 will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements (including in respect of any Credit Facilities) as in effect on the date of this Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements (or the agreements referred to in this clause (1)) or the Indebtedness to which those agreements (or the agreements referred to in this clause (1)) relate, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the date of this Indenture, as determined by the Board of Directors of the Company in its reasonable and good faith judgment;

(2) this Indenture, the Notes and the Subsidiary Guarantees;

(3) Applicable Law or similar restriction;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was otherwise permitted by the terms of this Indenture to be incurred;

(5) instruments governing other Indebtedness of the Company or any of its Restricted Subsidiaries permitted to be incurred pursuant to an agreement entered into subsequent to the date of this Indenture in accordance with Section 4.9 hereof; provided that the provisions relating to such encumbrance or restriction contained in such instruments are not materially more restrictive, taken as a whole, than the provisions contained in the Linn Credit Agreement and in this Indenture as in effect on the date of this Indenture, as determined by the Board of Directors of the Company in its reasonable and good faith judgment;

(6) customary non-assignment provisions in Hydrocarbon purchase and sale or exchange agreements or similar operational agreements or in licenses or leases, in each case entered into in the ordinary course of business;

(7) Capital Lease Obligations, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8) any agreement for the sale or other disposition of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined by the Board of Directors of the Company in its reasonable and good faith judgment;

(10) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into (a) in the ordinary course of business, or (b) with the approval of the Company’s Board of Directors, which limitations are applicable only to the assets or property that are the subject of such agreements;

(12) any agreement or instrument relating to any property or assets acquired after the date of this Indenture, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisition;

(13) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(14) customary encumbrances and restrictions contained in agreements of the types described in the definition of “Permitted Business Investments”;

(15) Hedging Contracts permitted from time to time under this Indenture;

(16) the issuance of preferred securities by a Restricted Subsidiary of the Company or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such preferred securities is permitted pursuant to Section 4.9 hereof and the terms of such preferred securities do not expressly restrict the ability of a Restricted Subsidiary of the Company to pay dividends or make any other distributions on its Equity Interests (other than requirements to pay dividends or liquidation preferences on such preferred securities prior to paying any dividends or making any other distributions on such other Equity Interests); and

(17) any Permitted Investment.

4.9 Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness, the Company will not issue any Disqualified Stock, and the Company will not permit any of its Restricted Subsidiaries to issue any preferred securities; provided, however, that the Company and any of its Restricted Subsidiaries may incur Indebtedness or the Company may issue Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued, as the case may be, would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this Section 4.9 will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any Disqualified Stock described in clause (5), (12) or (15) or any preferred securities described in clause (11) below (collectively, “Permitted Debt”):

(1) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness (including letters of credit) under one or more Credit Facilities, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) and then outstanding does not exceed the greater of (a) $2.0 billion and (b) an amount equal to 35.0% of the Company’s Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence;

(2) the incurrence by the Company or its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Company and the Subsidiary Guarantors of Indebtedness represented by the Initial Notes and the related Subsidiary Guarantees to be issued on the Initial Issuance Date;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary and related financing costs, and Attributable Debt in respect of sale and leaseback transactions, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease, refund, discharge or otherwise retire for value any Indebtedness incurred pursuant to this clause (4), provided that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred pursuant to this clause (4) and then outstanding does not exceed the greater of (a) $150.0 million and (b) 1.5% of the Company’s Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence;

(5) the incurrence or issuance by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness) or Disqualified Stock of the Company, in each case that was permitted by this Indenture to be incurred under this Indenture (including Indebtedness previously incurred pursuant to this clause (5));

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among any of the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company is the obligor on such Indebtedness and a Subsidiary Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, or if a Subsidiary Guarantor is the obligor on such Indebtedness and neither the Company nor another Subsidiary Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Subsidiary Guarantee of such Subsidiary Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an incurrence (as of the date of such issuance, sale or transfer) of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the incurrence by the Company or any of its Restricted Subsidiaries of obligations under Hedging Contracts;

(8) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 4.9;

(9) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety and similar bonds issued for the account of the Company and any of its Restricted Subsidiaries in the ordinary course of business, including guarantees and obligations of the Company or any of its Restricted Subsidiaries with respect to letters of credit supporting such obligations (in each case other than an obligation for money borrowed);

(11) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of any preferred securities; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred securities being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b) any sale or other transfer of any such preferred securities to a Person that is not either the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an issuance (as of the date of such issuance, sale or transfer) of such preferred securities by such Restricted Subsidiary that was not permitted by this clause (11);

(12) Permitted Acquisition Indebtedness;

(13) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

(14) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of the Company and the Restricted Subsidiaries;

(15) accounts payable or other obligations of the Company or any of its Restricted Subsidiaries to trade creditors created or assumed by the Company or such Restricted Subsidiary in the ordinary course of business in connection with the obtaining of goods or services;

(16) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Company or any Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Capital Stock of a Subsidiary in a transaction permitted by this Indenture, other than guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; and

(17) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness or the issuance by the Company of additional Disqualified Stock, provided that, after giving effect to any such incurrence or issuance, the aggregate principal amount of all Indebtedness and Disqualified Stock incurred or issued under this clause (17) and then outstanding does not exceed the greater of (a) $350.0 million and (b) 2.5% of the Company’s Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence or issuance.

For purposes of determining compliance with this Section 4.9, in the event that an item of Indebtedness or Disqualified Stock meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred or issued pursuant to the first paragraph of this Section 4.9, the Company will be permitted to divide and classify (or later classify, reclassify or re-divide in whole or in part in its sole discretion) such item of Indebtedness or Disqualified Stock in any manner that complies with this Section 4.9. Any Indebtedness under Credit Facilities on the date of this Indenture shall be considered incurred under the first paragraph of this Section 4.9. For purposes of determining any particular amount of Indebtedness under this covenant, (i) guarantees of, or obligations in respect of letters of credit relating to, Indebtedness otherwise included in the determination of such amount shall not also be included and (ii) if obligations in respect of letters of credit are incurred pursuant to a Credit Facility and are being treated as incurred pursuant to clause (1) of the definition of “Permitted Debt” and the letters of credit relate to other Indebtedness, then such other Indebtedness shall not be included.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock or preferred securities in the form of additional shares of the same class of Disqualified Stock or preferred securities will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred securities for purposes of this Section 4.9, provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.

4.10 Limitation on Asset Sales.

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration (including by way of relief from, or any Person assuming responsibilities for, any liabilities, contingent or otherwise), determined on the date of contractually agreeing to such Asset Sale, at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the aggregate consideration received by the Company and its Restricted Subsidiaries in the Asset Sale (determined on the date of contractually agreeing to such Asset Sale) and all other Asset Sales since the date of this Indenture, on a cumulative basis, is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet, of the Company or any Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Subsidiary from further liability;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are, within 180 days after the Asset Sale, converted by the Company or such Subsidiary into cash, to the extent of the cash received in that conversion;

(c) accounts receivable of a business retained by the Company or any of its Restricted Subsidiaries, as the case may be, following the sale of such business, provided that such accounts receivable (i) are not past due more than 90 days and (ii) do not have a payment date greater than 120 days from the date of the invoices creating such accounts receivable; and

(d) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed 10.0% of Adjusted Consolidated Net Tangible Assets at the time of the receipt of each item of Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value).

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply those Net Proceeds at its option to any combination of the following:

(I) to prepay, repay, redeem, defease or repurchase Senior Debt, including the Notes;

(II) to invest in or acquire Additional Assets; or

(III) to make capital expenditures in respect of the Company’s or its Restricted Subsidiaries’ Oil and Gas Business.

The requirement of clause (II) or (III) of the preceding paragraph shall be deemed to be satisfied if a bona fide binding contract committing to make the investment, acquisition or expenditure referred to therein is entered into by the Company or any of its Restricted Subsidiaries with a Person other than an Affiliate of the Company within the time period specified in the preceding paragraph and such Net Proceeds are subsequently applied in accordance with such contract within the later of six months following the date such agreement is entered into and 365 days from the consummation of the Asset Sale.

Pending the final application of any Net Proceeds, the Company or any Restricted Subsidiary of the Company may temporarily reduce Indebtedness or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.”

On the 366th day after an Asset Sale (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $40.0 million, the Company will make an Asset Sale Offer to all Holders of Notes, and to all holders of Pari Passu Indebtedness then outstanding containing provisions similar to this Section 4.10 to purchase or redeem, on a pro rata basis, the maximum principal amount of Notes and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, thereon to the Settlement

Date, subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Settlement Date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds allocated for purchase of the Notes, the Trustee will select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess of $2,000, shall be purchased). Upon surrender of a Note that is repurchased in part, the Company shall issue in the name of the applicable Holder and the Trustee shall authenticate for such Holder at the expense of the Company a new Note equal in principal amount to the non-repurchased portion of the Note surrendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions by virtue of such compliance.

4.11 Limitation on Transactions with Affiliates.

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $15.0 million, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of the Company’s Board of Directors, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Company or the relevant Restricted Subsidiary from a financial point of view; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million but no greater than $50.0 million, an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.11; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.11 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph of this Section 4.11:

(1) any employment agreement or arrangement, equity award, equity option or equity appreciation agreement or plan, employee benefit plan, officer or director indemnification agreement, severance agreement or other compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business, and payments, awards, grants or issuances of securities pursuant thereto;

(2) transactions between or among any of the Company and its Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction);

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or indirectly, an Equity Interest in, or otherwise controls, such Person;

(4) customary compensation, indemnification and other benefits made available to officers, directors or employees of the Company or a Restricted Subsidiary or Affiliate of the Company, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(5) sales of Equity Interests (other than Disqualified Stock) to, or receipt of capital contributions from, Affiliates of the Company;

(6) any Permitted Investments or Restricted Payments that are permitted by Section 4.7 hereof (and any transaction that would constitute a Restricted Payment but for the exclusions from the definition thereof);

(7) transactions between the Company or any of its Restricted Subsidiaries and any Person that would not otherwise constitute an Affiliate Transaction except for the fact that one director of such other Person is also a director of the Company or such Restricted Subsidiary, as applicable; provided that such director abstains from voting as a director of the Company or such Restricted Subsidiary, as applicable, on any matter involving such other Person;

(8) the existence of, and the performance of obligations of the Company or any of its Restricted Subsidiaries under the terms of, any written agreement to which the Company or any of its Restricted Subsidiaries is a party on the date of this Indenture and which is described in the Prospectus, as such agreements may be amended, modified or supplemented from time to time; provided, however, that any amendment, modification or supplement entered into after the date of this Indenture will be permitted to the extent that its terms are not materially more disadvantageous, taken as a whole, to the Holders of the Notes than the terms of the agreements in effect on the date of this Indenture;

(9) any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of this Section 4.11;

(10) (a) guarantees by the Company or any of its Restricted Subsidiaries of performance of obligations of the Company’s Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money, and (b) pledges by the Company or any Restricted Subsidiary of the Company of Equity Interests in Unrestricted Subsidiaries for the benefit of lenders or other creditors of the Company’s Unrestricted Subsidiaries;

(11) any Affiliate Transaction with a Person in its capacity as a holder of Indebtedness or Capital Stock of the Company or any Restricted Subsidiary of the Company if such Person is treated no more favorably than the other holders of Indebtedness or Capital Stock of the Company or such Restricted Subsidiary;

(12) transactions with Unrestricted Subsidiaries, customers, clients, suppliers or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), not materially less favorable to the Company and its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person, in the good faith determination of the Company’s Board of Directors or any executive officer of the Company involved in or otherwise familiar with such transaction, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(13) transactions entered into by a Person prior to the time such Person becomes a Subsidiary or is merged or consolidated into the Company or a Subsidiary (provided such transaction is not entered into in contemplation of such event); and

(14) dividends and distributions to the Company and its Restricted Subsidiaries by any Unrestricted Subsidiary or Joint Venture.

4.12 Limitation on Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of its property or assets (whether now owned or hereafter acquired), securing Indebtedness, unless the Notes or any Subsidiary Guarantee of such

Restricted Subsidiary, as applicable, is secured on an equal and ratable basis with (or, in the case of obligations subordinated in right of payment to the Notes or such Subsidiary Guarantee, as the case may be, on a basis senior (to at least the same extent as the Notes are senior in right of payment) to) the obligations so secured until such time as such obligations are no longer secured by a Lien.

Any Lien on any property or assets of the Company or any of its Restricted Subsidiaries created for the benefit of the Holders of the Notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged at such time as there are no other Liens of any kind (other than Permitted Liens) on such property or assets securing Indebtedness.

4.13 Additional Subsidiary Guarantees.

If, after the date of this Indenture, any Restricted Subsidiary of the Company that is not already a Subsidiary Guarantor guarantees any other Indebtedness of either of the Issuers or any Indebtedness of any Subsidiary Guarantor in excess of the De Minimis Guaranteed Amount, or any Domestic Subsidiary, if not then a Subsidiary Guarantor, incurs any Indebtedness under any of the Credit Facilities (other than incurrences by Berry under the Berry Credit Facility unless the Issuers or Guarantors guarantee or otherwise incur Indebtedness under the Berry Credit Facility), then in either case that Subsidiary shall become a Subsidiary Guarantor by executing a supplemental indenture substantially in the form of Annex A hereto and delivering it to the Trustee within 30 Business Days of the date on which it guaranteed or incurred such Indebtedness, as the case may be, together with any Officers’ Certificate or Opinion of Counsel required by Section 8.6; provided, however, that the preceding shall not apply to Subsidiaries of the Company that have properly been designated as Unrestricted Subsidiaries in accordance with this Indenture for so long as they continue to constitute Unrestricted Subsidiaries. Notwithstanding the preceding, any Subsidiary Guarantee of a Restricted Subsidiary that was incurred pursuant to this Section 4.13 shall provide by its terms that it shall be automatically and unconditionally released at such time as such Subsidiary Guarantor ceases both (x) to guarantee any other Indebtedness of either of the Issuers and any Indebtedness of any other Subsidiary Guarantor (except as a result of payment under any such other guarantee) and (y) if such Subsidiary Guarantor is a Domestic Subsidiary, to be an obligor with respect to any Indebtedness under any Credit Facility.

Each Subsidiary Guarantee shall also be released in accordance with Section 9 hereof.

4.14 Existence.

Except as otherwise permitted pursuant to the terms hereof (including consolidation and merger permitted by Section 5.1 hereof), the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its limited liability company existence, and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary; provided, however, that the Company shall not be required to preserve the existence of any of its Restricted Subsidiaries (except Finance Corp.) if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

4.15 Offer to Repurchase Upon Change of Control.

Within 30 days following the occurrence of a Change of Control, the Company shall make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess of $1,000) of each Holder’s Notes at a purchase price (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, thereon to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date. Within 30 days following a Change of Control, the Company shall mail a notice of the Change of Control Offer to each Holder and the Trustee describing the transaction that constitutes the Change of Control and stating:

(a) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes validly tendered and not withdrawn pursuant to the Change of Control Offer will be accepted for payment;

(b) the purchase price and the purchase date, which shall be no earlier than 30 days but no later than 60 days from the date such notice is mailed (the “Change of Control Purchase Date”);

(c) that the Change of Control Offer will expire as of the time specified in such notice on the Change of Control Purchase Date and that the Company shall pay the Change of Control Purchase Price for all Notes purchased properly tendered prior to the expiration date specified in such notice promptly thereafter on the Change of Control Settlement Date;

(d) that any Note not tendered will continue to accrue interest;

(e) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Settlement Date;

(f) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, properly endorsed for transfer, together with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed and such customary documents as the Company may reasonably request, to the Paying Agent at the address specified in the notice prior to the termination of the Change of Control Offer on the Change of Control Purchase Date;

(g) that Holders will be entitled to withdraw their election if the Paying Agent receives, prior to the termination of the Change of Control Offer, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased; and

(h) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess of $2,000.

If any of the Notes subject to a Change of Control Offer is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to repurchases. Further, the Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions by virtue of such compliance.

Promptly after expiration of the Change of Control Offer, the Company shall, to the extent lawful, accept for payment all Notes or portions thereof (in integral multiples of $1,000) properly tendered pursuant to the Change of Control Offer. Promptly thereafter on the Change of Control Settlement Date, the Company shall:

(i) deposit with the Paying Agent by 11:00 a.m., New York City time, an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(ii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

On the Change of Control Settlement Date, the Paying Agent shall mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of the Depository) and the Trustee shall authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Settlement Date.

The Change of Control provisions described in this Section 4.15 shall be applicable whether or nor any other provisions of this Indenture are applicable.

Prior to complying with any of the provisions of this Section 4.15, but in any event no later than the Change of Control Purchase Date, the Company or any Subsidiary Guarantor shall either repay all of its other outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing such Senior Debt to permit the repurchase of Notes required by this Section 4.15.

The Company shall not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption of all Notes has been given pursuant to Section 3.7 hereof, unless there is a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for such Change of Control at the time of making the Change of Control Offer. If a Change of Control Offer is subject to satisfaction of one or more conditions precedent, the notice of a Change of Control shall state that, in the Company’s discretion, the Change of Control Purchase Date may be delayed until such time as any or all such conditions shall be satisfied, or the Change of Control Payment may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Change of Control Purchase Date, or by the Change of Control Purchase Date so delayed.

In the event that Holders of not less than 90% of the aggregate principal amount of the outstanding Notes accept a Change of Control Offer and the Company (or the third party making the Change of Control Offer as provided in this Section 4.15) purchases all of the Notes held by such Holders, the Company will have the right, upon not less than 15 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to such Change of Control Offer, to redeem all of the Notes that remain outstanding following such purchase at a purchase price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes that remain outstanding, to the date of redemption (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to such date of redemption).

4.16 No Partial Inducements.

The Company shall not, and the Company shall not permit any of its Subsidiaries, either directly or indirectly, to pay (or cause to be paid) any consideration, whether by way of interest, fee or otherwise, to any Beneficial Owner or Holder of the Notes for or as an inducement to any consent to any waiver, supplement or amendment of any terms or provisions of this Indenture or the Notes, unless such consideration is offered to be paid (or agreed to be paid) to all Beneficial Owners and Holders of the Notes which so consent in the time frame set forth in the solicitation documents relating to such consent.

4.17 Limitations on Finance Corp. Activities.

Finance Corp. shall not incur Indebtedness unless (1) the Company is a co-issuer or guarantor of such Indebtedness or (2) the net proceeds of such Indebtedness are loaned to the Company, used to acquire outstanding debt securities issued by the Company or used to repay Indebtedness of the Company as permitted under Section 4.9 hereof. Finance Corp. shall not engage in any business not related directly or indirectly to obtaining money or arranging financing for the Company or its Restricted Subsidiaries.

4.18 Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary of the Company is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of Section 4.7 hereof or represent Permitted Investments, as determined by the Company. That designation shall only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary of the Company to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.9 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default or Event of Default would be in existence following such designation.

4.19 Covenant Termination.

Notwithstanding any provision of this Indenture or of the Notes to the contrary, if at any time (a) the ratings assigned to the Notes by both Ratings Agencies is an Investment Grade Rating and (b) no Default has occurred and is continuing under this Indenture, the Company and its Restricted Subsidiaries will no longer be subject to Sections 4.7, 4.8, 4.9, 4.10, 4.11 and 4.17 of this First Supplemental Indenture and no Default or Event of Default shall result from any failure to comply with any of the provisions of such Sections.

Section 5.	Successors.

Article V of the Base Indenture shall not apply to the Notes and is hereby amended and restated in respect of, and applicable to, the Notes and only in respect of, and applicable to, the Notes with the following:

5.1 Merger, Consolidation, or Sale of Assets.

Neither of the Issuers may, directly or indirectly, (x) consolidate or merge with or into another Person (whether or not such Issuer is the survivor), or (y) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions to another Person, unless:

(a) either (1) such Issuer is the survivor or (2) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the United States, any state of the United

States or the District of Columbia; provided, however, that Finance Corp. may not consolidate or merge with or into any Person other than a corporation satisfying such requirement so long as the Company is not a corporation;

(b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of such Issuer under the Notes and this Indenture pursuant to a supplemental indenture or other agreement in a form reasonably satisfactory to the Trustee;

(c) immediately after such transaction, no Default or Event of Default exists;

(d) in the case of a transaction involving the Company and not Finance Corp., either

(i) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction immediately after giving pro forma effect thereto and any related financing transaction as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 4.9 hereof; or

(ii) immediately after giving effect to such transaction and any related financing transactions on a pro forma basis as if the same had occurred at the beginning of the Company’s most recently ended four full quarters for which internal financial statements are available immediately preceding the date of the transactions, the Fixed Charge Coverage Ratio of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction; or

(iii) immediately after giving effect to such transaction and any related financing transactions on a pro forma basis, the Consolidated Net Worth of the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will be greater than the Consolidated Net Worth of the Company immediately prior to such transaction; and

(e) such Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or disposition and such supplemental indenture (if any) comply with this Indenture.

Notwithstanding the restrictions described in the foregoing clause (c) and (d), any Restricted Subsidiary of the Company (other than an Issuer) may consolidate with, merge into or dispose of all or part of its properties and assets to the Company, and the Company will not be required to comply with the preceding clause (e) in connection with any such consolidation, merger or disposition.

Notwithstanding the second preceding paragraph of this Section 5.1, an Issuer may reorganize as any other form of entity in accordance with the following procedures provided that:

(1) the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of such Issuer into a form of entity other than a limited liability company formed under Delaware law;

(2) the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(3) the entity so formed by or resulting from such reorganization assumes all the obligations of such Issuer under the Notes and this Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(4) immediately after such reorganization no Default or Event of Default exists; and

(5) such reorganization is not materially adverse to the Holders or Beneficial Owners of the Notes (for purposes of this clause (5) a reorganization will not be considered materially adverse to the Holders or Beneficial Owners of the Notes solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an “includable corporation” of an affiliated group of corporations with the meaning of Section 1504(b)(i) of the Code or any similar state or local law).

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

5.2 Successor Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of an Issuer in accordance with Section 5.1 hereof, in which such Issuer is not the surviving entity, the successor formed by such consolidation or into or with which such Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, such Issuer under this Indenture with the same effect as if such successor had been named as such Issuer herein and shall be substituted for such Issuer (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” or “Finance Corp.,” as the case may be, shall refer instead to the successor and not to the Company or Finance Corp., as the case may be); and thereafter, if an Issuer is dissolved following a transfer of all or substantially all of its properties or assets in accordance with this Indenture (except in the case of a lease of all or substantially all of such Issuer’s assets), it shall be discharged and released from all obligations and covenants under this Indenture and the Notes. The Trustee shall enter into a supplemental indenture to evidence the succession and substitution of such successor and such discharge and release of such Issuer.

Section 6.	Events of Default and Remedies.

Article VI of the Base Indenture shall not apply to the Notes and is hereby amended and restated in respect of, and applicable to, the Notes and only in respect of, and applicable to, the Notes with the following:

6.1 Events of Default.

An “Event of Default” occurs if one of the following shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be involuntary or be effected by operation of law):

(a) an Issuer defaults in the payment when due of interest with respect to the Notes, and such default continues for a period of 30 days;

(b) an Issuer defaults in the payment of the principal of or premium, if any, on the Notes when due at their Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise;

(c) the Company fails to comply with the provisions of Section 5.1 hereof or to consummate a purchase of Notes when required pursuant to the provisions of Section 3.9, 4.10 or 4.15 hereof;

(d) the Company fails to comply with the provisions of Section 4.3 hereof for 180 days after notice to the Company by the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding of such failure;

(e) the Company fails to comply with any other covenant or other agreement in this Indenture or the Notes (including the provisions of Section 3.9, 4.10 or 4.15 to the extent not described in clause (c) of this Section 6.1) for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in principal amount of the Notes then outstanding of such failure;

(f) a default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Initial Issuance Date, if such default:

(1) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of any grace period provided in such Indebtedness (a “Payment Default”); or

(2) results in the acceleration of such Indebtedness prior to its Stated Maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more; provided, however, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 30 days from the expiration of the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(g) the Company or any of its Restricted Subsidiaries fails to pay final judgments aggregating in excess of $50.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 consecutive days;

(h) (1) any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or (2) any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee, except, in each case, by reason of the release of such Subsidiary Guarantee in accordance with the provisions of this Indenture; and

(i) the Company, Finance Corp., any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken as a whole, would constitute a Significant Subsidiary of the Company, pursuant to or within the meaning of Bankruptcy Law:

(1) commences a voluntary case,

(2) consents in writing to the entry of an order for relief against it in an involuntary case,

(3) consents in writing to the appointment of a Custodian of it or for all or substantially all of its property,

(4) makes a general assignment for the benefit of its creditors, or

(5) admits in writing it generally is not paying its debts as they become due; or

(j) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against the Company, Finance Corp., any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken as a whole, would constitute a Significant Subsidiary of the Company, in an involuntary case;

(2) appoints a Custodian (x) of the Company, Finance Corp., any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken as a whole, would constitute a Significant Subsidiary of the Company, or (y) for all or substantially all of the property of the Company, Finance Corp., any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company, that, taken together, would constitute a Significant Subsidiary of the Company; or

(3) orders the liquidation of the Company, Finance Corp., any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken as a whole, would constitute a Significant Subsidiary of the Company;

and the order or decree remains unstayed and in effect for 60 consecutive days.

6.2 Acceleration.

If any Event of Default occurs and is continuing, the Trustee, by notice to the Issuers, or the Holders of at least 25% in principal amount of the then outstanding Notes, by notice to the Issuers and the Trustee, may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately, together with all accrued and unpaid interest, if any, and premium, if any, thereon. Notwithstanding the preceding, if an Event of Default specified in clause (i) or (j) of Section 6.1 hereof occurs with respect to the Company, Finance Corp., any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company, all outstanding Notes shall become due and payable immediately without further action or notice, together with all accrued and unpaid interest and premium, if any, thereon. The Holders of a majority in principal amount of the then outstanding Notes by notice to the Trustee may on behalf of all of the Holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except with respect to nonpayment of principal, interest or premium, if any, that have become due solely because of the acceleration) have been cured or waived.

6.3 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of and interest and premium, if any, on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

6.4 Waiver of Past Defaults.

Holders of a majority in principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive (including, without limitation, in connection with a purchase of, or tender offer or exchange offer for, Notes) any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, or interest or premium, if any, on, the Notes. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

6.5 Control by Majority.

Holders of a majority in principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability. In case an Event of Default has occurred and is continuing, prior to taking any action hereunder, the Trustee shall be entitled to reasonable indemnification against all loss, liability and expenses caused by the taking or not taking of such action.

6.6 Limitation on Suits.

A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e) during such 60-day period, the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

6.7 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of and interest and premium, if any, on, the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

6.8 Collection Suit by Trustee.

If an Event of Default specified in Section 6.1(a) or (b) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers and the Subsidiary Guarantors for the whole amount of principal of, interest and premium, if any, remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest, if any, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

6.9 Trustee is Authorized to File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes), their creditors or their property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 of the Base Indenture. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 of the Base Indenture out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

6.10 Priorities.

If the Trustee collects any money pursuant to this Section 6, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.07 of the Base Indenture, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the Trustee’s costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, interest and premium, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, interest and premium, if any, respectively; and

Third: to the Issuers or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.7 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

Section 7.	Legal Defeasance and Covenant Defeasance.

Article VIII of the Base Indenture shall not apply to the Notes and is hereby amended and restated in respect of, and applicable to, the Notes and only in respect of, and applicable to, the Notes with the following:

7.1 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may, at the option of their respective Boards of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, exercise their rights under either Section 7.2 or 7.3 hereof with respect to all outstanding Notes upon compliance with the conditions set forth below in this Section 7.

7.2 Legal Defeasance and Discharge.

Upon the Issuers’ exercise under Section 7.1 hereof of the option applicable to this Section 7.2, the Issuers shall, subject to the satisfaction of the conditions set forth in Section 7.4 hereof, be deemed to have discharged their obligations with respect to all outstanding Notes, and each Subsidiary Guarantor shall be deemed to have discharged its obligations with respect to its Subsidiary Guarantee, on the date the conditions set forth in Section 7.4 below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, and each Subsidiary Guarantor shall be deemed to have paid and discharged its Subsidiary Guarantee (which in each case shall thereafter be deemed to be “outstanding” only for the purposes of Section 7.5 hereof and the other Sections of this Indenture referred to in (a) and (b) below) and to have satisfied all its other obligations under such Notes or Subsidiary Guarantee and this Indenture (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 7.4 hereof, and as more fully set forth in such Section, payments in respect of the principal of and interest and premium, if any, on, such Notes when such payments are due, (b) the Issuers’ obligations with respect to such Notes under Section 2.05, 2.06, 2.09 and 2.12 of the Base Indenture and Section 4.2 hereof, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuers’ and the Subsidiary Guarantors’ obligations in connection therewith and (d) the Legal Defeasance provisions of this Section 7. Subject to compliance with this Section 7, the Issuers may exercise their option under this Section 7.2 notwithstanding the prior exercise of their option under Section 7.3 hereof.

If the Issuers exercise their Legal Defeasance option, each Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee, and any security for the Notes (other than the trust) will be released.

7.3 Covenant Defeasance.

Upon the Issuers’ exercise under Section 7.1 hereof of the option applicable to this Section 7.3, the Issuers shall, subject to the satisfaction of the conditions set forth in Section 7.4 hereof, be released from their obligations under the covenants contained in Section 4 hereof (other than those in Sections 4.1, 4.2 and 4.6 hereof and, solely with respect to the Issuers, 4.14 hereof) and in clause (d) of Section 5.1 hereof on and after the date the conditions set forth in Section 7.4 below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuers and any Subsidiary Guarantor may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuers’ exercise under Section 7.1 hereof of the option applicable to this Section 7.3 hereof, subject to the satisfaction of the conditions set forth in Section 7.4 hereof, Section 6.1(d) and Sections 6.1(f) through 6.1(h) hereof shall not constitute Events of Default.

If the Issuers exercise their Covenant Defeasance option, each Subsidiary Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee and any security for the Notes (other than the trust) will be released.

7.4 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment banking firm, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium, if any, on, the outstanding Notes on the date of fixed maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to the date of fixed maturity or to a particular redemption date;

(b) in the case of an election under Section 7.2 hereof, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that:

(1) the Issuers have received a ruling from, or a ruling has been published by, the Internal Revenue Service; or

(2) since the Initial Issuance Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 7.3 hereof, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of the proceeds of which will be applied to such deposit pursuant to this Section 7.4);

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f) the Issuers shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders over the other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

(g) the Issuers shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

7.5 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 7.6 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 7.4 or 7.8 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or any of its Subsidiaries acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, interest and premium, if any, but such money need not be segregated from other funds except to the extent required by law.

The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 7.4 or 7.8 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Section 7 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the written request of the Issuers any money or non-callable Government Securities held by it as provided in Section 7.4 or 7.8 hereof which, in the opinion of a nationally recognized investment banking, appraisal firm or firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 7.4(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance, Covenant Defeasance or Discharge, as the case may be.

7.6 Repayment to Issuers.

Subject to applicable escheat and abandoned property laws, any money or non-callable Government Securities deposited with the Trustee or any Paying Agent, or then held by an Issuer, in trust for the payment of the principal of, or interest and premium, if any, on, any Note and remaining unclaimed for two years after such principal, interest and premium, if any, has become due and payable shall be paid to the Issuers on their written request or (if then held by an Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured creditor, look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money or non-callable Government Securities, and all liability of the Issuers as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.

7.7 Reinstatement.

If the Trustee or Paying Agent is unable to apply any money or non-callable Government Securities in accordance with Section 7.5 hereof, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 7.2 or 7.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 7.5 hereof; provided, however, that, if an Issuer makes any payment of principal of, interest and premium, if any, on, any Note following the reinstatement of its obligations, such Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities deposited with or held by the Trustee or Paying Agent.

7.8 Discharge.

This Indenture shall be satisfied and discharged and shall cease to be of further effect as to all Notes issued hereunder (except for (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in this Section 7.5, and as more fully set forth in such clause (b), payments in respect of the principal of and interest and premium, if any, on, such Notes when such payments are due, (b) the Issuers’ obligations with respect to such Notes under Sections 2.05, 2.06, 2.09, 2.12 of the Base Indenture and Section 4.2 hereof and (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuers’ obligations in connection therewith), and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture with respect to all the Notes, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise, and the Issuers or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, accrued interest and premium, if any, to the date of fixed maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness or other borrowing of funds or the grant of Liens securing such Indebtedness or other borrowing, all or a portion of the proceeds of which will be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(3) the Issuers and the Subsidiary Guarantors have paid or caused to be paid all other sums payable by them under this Indenture;

(4) the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at fixed maturity or the redemption date, as the case may be; and

(5) the Issuers have delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge of this Indenture (“Discharge”) have been satisfied.

Section 8.	Amendment, Supplement and Waiver.

Article IX of the Base Indenture shall not apply to the Notes and is hereby amended and restated in respect of, and applicable to, the Notes and only in respect of, and applicable to, the Notes with the following:

8.1 Without Consent of Holders of Notes.

Notwithstanding Section 8.2 of this First Supplemental Indenture, the Issuers, the Subsidiary Guarantors and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder of a Note:

(a) to cure any ambiguity, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c) to provide for the assumption of an Issuer’s obligations to the Holders of Notes pursuant to Section 5 hereof;

(d) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any such Holder, provided that any change to conform this Indenture to the Prospectus shall not be deemed to adversely affect the legal rights hereunder of any Holder;

(e) to secure the Notes or the Subsidiary Guarantees pursuant to the requirements of Section 4.12 hereof or otherwise;

(f) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

(g) to add any additional Subsidiary Guarantor with respect to the Notes or to evidence the release of any Subsidiary Guarantor from its Subsidiary Guarantee in accordance with Section 9 hereof;

(h) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(i) to evidence or provide for the acceptance of appointment under this Indenture of a successor Trustee; or

(j) to conform the text of this Indenture, the Subsidiary Guarantees or the Notes to any provision described in the “Description of Notes” contained in the Prospectus.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 8.6 hereof, the Trustee shall join with the Issuers and the Subsidiary Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

8.2 With Consent of Holders of Notes.

Except as provided above in Section 8.1 and in this Section 8.2, the Issuers, the Subsidiary Guarantors and the Trustee may amend or supplement this Indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to Sections 6.4 and 6.7 hereof, any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, tender offer or exchange offer for Notes). However, without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(a) reduce the percentage of principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed maturity of any Note or alter any of the provisions with respect to the redemption or repurchase of the Notes (other than the provisions relating to the covenants in Sections 3.9, 4.10 and 4.15 hereof);

(c) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(d) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(e) make any Note payable in money other than that stated in the Notes;

(f) make any change in the provisions of this Indenture relating to waivers of past Defaults or Events of Default or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on, the Notes (except as permitted in clause (g) below);

(g) waive a redemption or repurchase payment with respect to any Note (other than a payment required by Sections 3.9, 4.10 and 4.15 hereof);

(h) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(i) make any change in the preceding amendment, supplement and waiver provisions.

Upon the request of the Issuers accompanied by Board Resolutions authorizing their execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 8.6 hereof, the Trustee shall join with the Issuers and the Subsidiary Guarantors in the execution of such amended or supplemental indenture, unless such amended or supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 8.2 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section becomes effective, the Company shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.

8.3 Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental Indenture that complies with the TIA as then in effect.

A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a purchase, tender or exchange of such Holder’s Notes shall not be rendered invalid by such purchase, tender or exchange.

8.4 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and, except as provided in the second succeeding paragraph, thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then notwithstanding the second to last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to consent to such amendment or waiver or revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No consent shall be valid or effective for more than 90 days after such record date except to the extent that the requisite number of consents to the amendment, supplement or waiver have been obtained within such 90-day period or as set forth in the next paragraph of this Section 8.4.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (a) through (i) of Section 8.2 hereof, in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same indebtedness as the consenting Holder’s Note.

8.5 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers, in exchange for all Notes, may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

8.6 Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Section 8 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If any such amendment or supplement does adversely affect the rights, duties, liabilities or immunities of the Trustee, the Trustee may, but need not, sign such amended or supplemented Indenture. In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and (subject to Section 6.1 of the Base Indenture) shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

8.7 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given, made or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuers. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 of the Base Indenture) conclusive in favor of the Trustee and the Issuers, if made in the manner provided in this Section.

Without limiting the generality of this Section, unless otherwise provided in or pursuant to this Indenture, (i) a Holder, including a Depository or its nominee that is a Holder of a Global Note, may give, make or take, by an agent or agents duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in or pursuant to this Indenture to be given, made or taken by Holders, and a Depository or its nominee that is a Holder of a Global Note may duly appoint in writing as its agent or agents members of, or participants in, such Depository holding interests in such Global Note in the records of such Depository; and (ii) with respect to any Global Note the Depository for which is The Depository Trust Company (“DTC”), any consent or other action given, made or taken by an “agent member” of DTC by electronic means in accordance with the Automated Tender Offer Procedures system or other customary procedures of, and pursuant to authorization by, DTC shall be deemed to constitute the “Act” of the Holder of such Global Note, and such Act shall be deemed to have been delivered to the Issuers and the Trustee upon the delivery by DTC of an “agent’s message” or other notice of such consent or other action having been so given, made or taken in accordance with the customary procedures of DTC.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a Person acting in a capacity other than such Person’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Register.

(d) Without limiting the foregoing, a Holder entitled hereunder to give, make or take any action hereunder with regard to any particular Note may do so, or duly appoint in writing any Person or Persons as its agent or agents to do so, with regard to all or any part of the principal amount of such Note.

Section 9.	Guarantees of Notes

Article X of the Base Indenture shall not apply to the Notes and is hereby amended and restated in respect of, and applicable to, the Notes and only in respect of, and applicable to, the Notes with the following:

9.1 Subsidiary Guarantees.

Subject to this Section 9, each of the Subsidiary Guarantors hereby, jointly and severally, unconditionally guarantees, on a senior unsecured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes held thereby and the Obligations of the Issuers hereunder and thereunder, that: (a) the principal of, and interest and premium, if any, on, the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at Stated Maturity, by acceleration, upon repurchase or redemption or otherwise, and interest on the overdue principal of, premium and (to the extent permitted by law) interest, if any, on, the Notes, and all other payment Obligations of the Issuers to the Holders or the Trustee under the Indenture or the Notes will be promptly paid in full and performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at Stated Maturity, by acceleration, upon repurchase or redemption or otherwise. Failing payment when so due of any amount so guaranteed for whatever reason, the Subsidiary Guarantors will be jointly and severally obligated to pay the same immediately. An Event of Default under this Indenture or the Notes shall constitute an event of default under the Subsidiary Guarantees, and shall entitle the Holders to accelerate the obligations of the Subsidiary Guarantors hereunder in the same manner and to the same extent as the Obligations of the Issuers.

The Subsidiary Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against an Issuer, any action to enforce the same or any other circumstance (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Subsidiary Guarantor. Each Subsidiary Guarantor further, to the extent permitted by law, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of an Issuer, any right to require a proceeding first against an Issuer, protest, notice and all demands whatsoever and covenants that its Subsidiary Guarantee will not be discharged except by complete performance of the Obligations contained in the Notes and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to an Issuer, the Subsidiary Guarantors, or any Custodian, Trustee or other similar official acting in relation to any of the Issuers or the Subsidiary Guarantors, any amount paid by an Issuer or any Subsidiary Guarantor to the Trustee or such Holder, the Subsidiary Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of the Obligations guaranteed hereby.

Each Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (a) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Section 6 hereof for the purposes of its Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed thereby, and (b) in the event of any declaration of acceleration of such Obligations as provided in Section 6 hereof, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantor for the purpose of its Subsidiary Guarantee. The Subsidiary Guarantors shall have the right to seek contribution from any non-paying Subsidiary Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantees.

9.2 Subsidiary Guarantors May Consolidate, etc., on Certain Terms.

(a) No Subsidiary Guarantor shall sell or otherwise dispose of, in one or more related transactions, all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person (other than the Company or another Subsidiary Guarantor), unless, (i) either (1) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Company or such Subsidiary Guarantor) unconditionally assumes, pursuant to a supplemental indenture substantially in the form of Annex A hereto, all the obligations of such Subsidiary Guarantor under the Notes, this Indenture and its Subsidiary Guarantee on terms set forth therein, or (2) such transaction or series of related transactions complies with the provisions of Section 4.10 hereof, and (ii) immediately after giving effect to such transaction or series of related transactions, no Default or Event of Default exists.

(b) In the case of any such consolidation or merger and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and substantially in the form of Annex A hereto, of the Subsidiary Guarantee of, and the due and punctual performance of all of the covenants of this Indenture to be performed by, the applicable Subsidiary Guarantor, such successor Person shall succeed to and be substituted for such Subsidiary Guarantor with the same effect as if it had been named herein as a Subsidiary Guarantor.

9.3 Releases of Subsidiary Guarantees.

The Subsidiary Guarantee of a Subsidiary Guarantor shall be released: (1) in connection with any sale or other disposition of all or substantially all of the properties or assets of such Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition complies with Section 4.10 hereof; (2) in connection with any sale or other disposition of the Capital Stock of such Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition complies with Section 4.10 hereof and such Subsidiary Guarantor ceases to be a Restricted Subsidiary of the Company as a result of such disposition; (3) if such Subsidiary Guarantor is a Restricted Subsidiary and the Company designates such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with Section 4.18 hereof; (4) upon Legal Defeasance or Covenant Defeasance or Discharge in accordance with Section 7 hereof; (5) upon the liquidation or dissolution of such Subsidiary Guarantor provided no Default or Event of Default has occurred or is continuing; (6) at such time as such Subsidiary Guarantor ceases both (x) to guarantee any other Indebtedness of either of the Issuers and any Indebtedness of any other Subsidiary Guarantor (except as a result of payment under any such other guarantee) and (y) to be an obligor with respect to any Indebtedness under any Credit Facility; or (7) upon such Subsidiary Guarantor consolidating with, merging into or transferring all of its properties or assets to the Company or another Subsidiary Guarantor, and as a result of, or in connection with, such transaction such Subsidiary Guarantor dissolving or otherwise ceasing to exist.

Upon delivery by the Issuers to the Trustee of an Officers’ Certificate to the effect that any of the conditions described in the foregoing clauses (1) – (7) has occurred, the Trustee shall execute any documents reasonably requested by the Issuers in order to evidence the release of any Subsidiary Guarantor from its obligations under its Subsidiary Guarantee. Any Subsidiary Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest and premium, if any, on, the Notes and for the other obligations of such Subsidiary Guarantor under this Indenture as provided in this Section 9.

9.4 Limitation on Guarantor Liability.

The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

9.5 “Trustee” to Include Paying Agent.

In case at any time any Paying Agent other than the Trustee shall have been appointed and be then acting hereunder, the term “Trustee” as used in this Section 9 shall in each case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully and for all intents and purposes as if such Paying Agent were named in this Section 9 in place of the Trustee.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

Issuers

Linn Energy, LLC
Linn Energy Finance Corp.

By:	/s/ Kolja Rockov
	Name:	Kolja Rockov
	Title:	Executive Vice President and Chief Financial Officer

Subsidiary Guarantors

Linn Energy Holdings, LLC

Linn Exploration Midcontinent, LLC

Linn Exploration & Production Michigan LLC

Linn Midstream, LLC

Linn Midwest Energy LLC

Linn Operating, Inc.

Mid-Continent I, LLC

Mid-Continent II, LLC

Mid-Continent Holdings I, LLC

Mid-Continent Holdings II, LLC

By:	/s/ Kolja Rockov
	Name:	Kolja Rockov
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to First Supplemental Indenture for 2021 Notes]

Trustee

U.S. Bank National Association, As Trustee

By:	/s/ Mauri Cowen
	Name:	Mauri J. Cowen
	Title:	Vice President

[Signature Page to First Supplemental Indenture for 2021 Notes]

EXHIBIT 1

[FORM OF FACE OF INITIAL NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO AN ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Exhibit 1-1

LINN ENERGY, LLC

LINN ENERGY FINANCE CORP.

No. [ ]	Principal Amount $[ ]

CUSIP No. 536022AL0

ISIN No. US536022AL02

6.500% Senior Notes due 2021

Linn Energy, LLC, a Delaware limited liability company, and Linn Energy Finance Corp., a Delaware corporation, jointly and severally promise to pay to                     , or registered assigns, the principal sum of              Dollars on September 15, 2021 [or such greater or lesser amount as may be indicated on Schedule A hereto]1.

Interest Payment Dates: March 15 and September 15

Record Dates: March 1 and September 1

Additional provisions of this Note are set forth on the other side of this Note.

[1]	If this is a Global note, add this provision.

Exhibit 1-2

LINN ENERGY, LLC

By:
Name:
Title:

LINN ENERGY FINANCE CORP.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S. BANK NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

Dated:

Exhibit 1-3

[FORM OF REVERSE SIDE OF INITIAL NOTE]

6.500% Senior Notes due 2021

Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Linn Energy, LLC, a Delaware limited liability company (the “Company”), and Linn Energy Finance Corp., a Delaware corporation (the “Finance Corp.” and, together with the Company, the “Issuers”), jointly and severally promise to pay interest on the principal amount of this Note at 6.500% per annum from September 9, 2014 until maturity. The Issuers will pay interest semi-annually in arrears on March 15 and September 15 of each year (each an “Interest Payment Date”), commencing March 15, 2015. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue solely as a result of such delayed payment. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of Notes, in which case interest shall accrue from the date of authentication. The Issuers shall pay (i) interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% higher than the then applicable interest rate on the Notes and (ii) interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Issuers will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the March 1 or September 1 immediately preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.14 of the Base Indenture with respect to defaulted interest. Holders must surrender Notes to the Paying Agent to collect payments of principal and premium, if any, together with accrued and unpaid interest, if any, due at maturity. The Notes will be payable as to principal, interest and premium, if any, at the office or agency of the Issuers maintained for such purpose within the City and State of New York, or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to any amounts due on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuers or the Paying Agent. Notwithstanding the foregoing, if this Note is a Global Note, payment may be made pursuant to the Applicable Procedures of the Depository as permitted in the Indenture. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Exhibit 1-4

3. Paying Agent and Registrar. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Issuers issued the Notes under an Indenture dated as of September 9, 2014 (the “Base Indenture”) among the Issuers, the Subsidiary Guarantors and the Trustee, as supplemented by the First Supplemental Indenture dated as of September 9, 2014 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. The Notes are unsecured senior obligations of the Issuers, and the aggregate principal amount of the Notes is unlimited.

5. Optional Redemption.

(a) Except as set forth in subparagraphs (b) and (c) of this Paragraph 5, the Issuers shall not have the option to redeem the Notes prior to September 15, 2017. On or after September 15, 2017, the Issuers shall have the option to redeem the Notes, in whole or in part at any time, upon prior notice as set forth in Paragraph 6, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on September 15 of the years indicated below:

YEAR	PERCENTAGE
2017	103.250%
2018	101.625%
2019 and thereafter	100.000%

(b) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to September 15, 2017, the Issuers may on one or more occasions redeem up to 35% of the aggregate principal amount of Notes (including any Additional Notes) issued under the Indenture at a redemption price of 106.500% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the redemption date), in an amount equal to or less than the net cash proceeds of one or more Equity Offerings; provided that, with respect to each such redemption, (i) at least 65% of the aggregate principal amount of Notes (including any Additional Notes) issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding any Notes held by the Company and its Subsidiaries) and (ii) such redemption occurs within 180 days of the date of the closing of the related Equity Offering.

(c) Prior to September 15, 2017, the Issuers may redeem on one or more occasions all or part of the Notes at a redemption price equal to the sum of (1) 100% of the principal amount

Exhibit 1-5

thereof, plus (2) the Make Whole Premium at the redemption date, plus (3) accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

6. Notice of Redemption. Notice of redemption will be mailed at least 30 days but not more than 60 days (except as otherwise provided in the Indenture if the notice is issued in connection with a Legal Defeasance, Covenant Defeasance or Discharge) before the redemption date to each Holder whose Notes are to be redeemed at its registered address. If mailed in the manner provided for in Section 3.3 of the First Supplemental Indenture, the notice of optional redemption shall be conclusively presumed to have been given whether or not a Holder receives such notice. Failure to give timely notice or any defect in the notice shall not affect the validity of the redemption. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess of $2,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest, if any, cease to accrue on the Notes or portions thereof called for redemption. The notice of redemption with respect to a redemption described in paragraph 5(c) above need not set forth the Make Whole Premium but only the manner of calculation thereof.

7. Mandatory Redemption.

Except as set forth in Paragraph 8 below, neither of the Issuers shall be required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the Holders.

8. Repurchase at Option of Holder.

(a) Within 30 days following the occurrence of a Change of Control, the Company shall make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess of $1,000) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Change of Control Settlement Date. Within 30 days following a Change of Control, the Company shall mail a notice of the Change of Control Offer to each Holder and the Trustee describing the transaction that constitutes the Change of Control and setting forth the procedures governing the Change of Control Offer as required by Section 4.15 of the First Supplemental Indenture.

(b) On the 366th day after an Asset Sale (or, at the Company’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $40.0 million, the Company shall commence an offer to all Holders of Notes (an “Asset Sale Offer”) pursuant to Section 3.9 of the First Supplemental Indenture, and to all holders of any Pari Passu Indebtedness then outstanding, to purchase, on a pro rata basis, the maximum principal amount of Notes and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, thereon to the date of settlement, subject to the right of Holders of record on the relevant

Exhibit 1-6

record date to receive interest due on an Interest Payment Date that is on or prior to the date of settlement, in accordance with the procedures set forth in the Indenture. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds allocated for the purchase of the Notes, the Trustee shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess of $2,000, shall be purchased) on the basis of the aggregate principal amount of tendered Notes and Pari Passu Indebtedness. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

9. Subsidiary Guarantees. The payment by the Issuers of the principal of and interest and premium, if any, on, the Notes is fully and unconditionally guaranteed on a joint and several senior unsecured basis by each of the Subsidiary Guarantors to the extent set forth in the Indenture.

10. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes due on transfer or exchange. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, they need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

11. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

12. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the then outstanding Notes, and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the written consent of the Holders of a majority in principal amount of the then outstanding Notes. Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented (1) to cure any ambiguity, defect or inconsistency, (2) to provide for uncertificated Notes in addition to or in place of certificated Notes, (3) to provide for the assumption of an Issuer’s obligations to Holders of the Notes pursuant to Section 5 of the First Supplemental Indenture, (4) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, provided that any change to conform the Indenture to the Offering Memorandum shall not be deemed to adversely affect the legal rights under the Indenture of any Holder, (5) to secure the Notes or the Subsidiary Guarantees pursuant to Section 4.12 of the First Supplemental Indenture or otherwise, (6) to provide for the issuance of Additional Notes in accordance with

Exhibit 1-7

the limitations set forth in the Indenture, (7) to add any additional Subsidiary Guarantor with respect to the Notes or to evidence the release of any Subsidiary Guarantor from its Subsidiary Guarantee, in each case as provided in the Indenture, (8) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, (9) to evidence or provide for the acceptance of appointment under the Indenture of a successor Trustee or (10) to conform the text of the Indenture, the Subsidiary Guarantees or the Notes to any provision described in the “Description of Notes” contained in the Offering Memorandum.

13. Defaults and Remedies. Events of Default include: (i) default for 30 days in the payment when due of interest, if any, on the Notes; (ii) default in payment when due of the principal of or premium, if any, on the Notes when due at their Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise; (iii) failure by the Company to comply with Section 5.1 of the First Supplemental Indenture or to consummate a purchase of Notes when required pursuant to the provisions of Section 3.9, 4.10 or 4.15 of the First Supplemental Indenture; (iv) failure by the Company for 180 days after notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with Section 4.3 of the First Supplemental Indenture; (v) failure by the Company for 60 days after notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding to comply with any of its other agreements in the Indenture or the Notes; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Initial Issuance Date, if such default (a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of any grace period provided in such Indebtedness (a “Payment Default”) or (b) results in the acceleration of such Indebtedness prior to its Stated Maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more; provided that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 30 days from the expiration of the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree; (vii) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $50.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 consecutive days; (viii)(a) any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or (b) any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee, except in each case, by reason of the release of such Subsidiary Guarantee in accordance with the provisions of the Indenture; and (ix) certain events of bankruptcy, insolvency or reorganization with respect to the Company, Finance Corp., any of the Company’s Restricted Subsidiaries that is a Significant Subsidiary of the Company or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary of the Company as specified in Section 6.1(i) or 6.1(j) of the First Supplemental

Exhibit 1-8

Indenture. If any Event of Default occurs and is continuing, the Trustee, by notice to the Issuers, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, by notice to the Issuers and the Trustee, may declare all the Notes to be due and payable immediately. Notwithstanding the preceding, in the case of an Event of Default arising from such events of bankruptcy, insolvency or reorganization described in Section 6.1(i) or 6.1(j) of the First Supplemental Indenture, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power conferred on it. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, interest or premium) if a committee of Responsible Officers in good faith determines that withholding notice is in their interests. The Holders of a majority in principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all the Notes rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except with respect to nonpayment of principal, interest or premium, if any, that have become due solely because of the acceleration) have been cured or waived. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of, or interest or premium, if any, on, the Notes. The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and, so long as any Notes are outstanding, the Issuers are required upon any of their respective Officers becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

14. Defeasance and Discharge. The Notes are subject to defeasance and discharge upon the terms and conditions specified in the Indenture.

15. No Recourse Against Others. No past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Capital Stock of the Issuers or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Issuers or any Subsidiary Guarantor under the Notes, the Subsidiary Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

16. Authentication. This Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent.

17. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

Exhibit 1-9

18. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers and corresponding ISIN numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19. Governing Law. THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

20. Successors. In the event a successor assumes all the obligations of an Issuer under the Notes and the Indenture, pursuant to the terms thereof, such Issuer will be released from all such obligations.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Linn Energy, LLC

600 Travis, Suite 5100

Houston, Texas 77002

Attention: Investor Relations

Exhibit 1-10

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                                          agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:	Your Signature:
Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit 1-11

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the First Supplemental Indenture, check the box below:

☐          Section 4.10                             ☐           Section 4.15

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the First Supplemental Indenture, state the amount (in minimum denomination of $2,000 or integral multiples of $1,000 in excess of $2,000) you elect to have purchased: $

Date:	Your Signature
(Sign exactly as your name appears on the other side of this Note)

Soc. Sec. or Tax Identification No.:

Signature Guarantee:
(signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit 1-12

[TO BE ATTACHED TO GLOBAL NOTE]

SCHEDULE A

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Notes Custodian

Exhibit 1-13

NOTATION OF GUARANTEE

Each of the Subsidiary Guarantors (which term includes any successor Person under the Indenture) has fully, unconditionally and absolutely guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, the due and punctual payment of the principal of, and premium, if any, and interest on the Securities and all other amounts due and payable under the Indenture and the Securities by the Issuers.

The obligations of the Subsidiary Guarantors to the Holders of Securities and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to the Indenture for the precise terms of the Guarantee.

Linn Energy Holdings, LLC
Linn Exploration Midcontinent, LLC
Linn Exploration & Production Michigan LLC
Linn Midstream, LLC
Linn Midwest Energy LLC
Linn Operating, Inc.
Mid-Continent I, LLC
Mid-Continent II, LLC
Mid-Continent Holdings I, LLC
Mid-Continent Holdings II, LLC

By:
	Name:	Kolja Rockov
	Title:	Executive Vice President and Chief Financial Officer

Exhibit 1-14

ANNEX A

LINN ENERGY, LLC

LINN ENERGY FINANCE CORP.

and

the Subsidiary Guarantors named herein

6.500% SENIOR NOTES DUE 2021

FORM OF [                    ] SUPPLEMENTAL INDENTURE

DATED AS OF             ,

U.S. BANK NATIONAL ASSOCIATION,

As Trustee

Annex A-1

This [                    ] SUPPLEMENTAL INDENTURE, dated as of             ,          (this “[                    ] Supplemental Indenture”) is among Linn Energy, LLC, a Delaware limited liability company (the “Company”), Linn Energy Finance Corp., a Delaware corporation (“Finance Corp.” and, together with the Company, the “Issuers”), [                    ] (the “Guaranteeing Subsidiary”), which is a subsidiary of the Company, each of the existing Guarantors (as defined in the Indenture referred to below) and U.S. Bank National Association, a national banking association, as Trustee.

RECITALS

WHEREAS, the Issuers, the initial Subsidiary Guarantors and the Trustee entered into an Indenture, dated as of September 9, 2014 (the “Base Indenture”, as supplemented by that certain First Supplemental Indenture, dated as of September 9, 2014, and as further amended, supplemented or otherwise modified, the “Indenture”), pursuant to which the Company has issued $650,000,000 in principal amount of 6.500% Senior Notes due 2021 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall become a Subsidiary Guarantor (as defined in the Indenture);

WHEREAS, Section 8.1(g) of the First Supplemental Indenture provides that the Issuers, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture in order to add any additional Subsidiary Guarantor with respect to the Notes, without the consent of the Holders of the Notes; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation and the Bylaws (or comparable constituent documents) of the Issuers, of the Subsidiary Guarantors and of the Trustee necessary to make this [                    ] Supplemental Indenture a valid instrument legally binding on the Issuers, the Subsidiary Guarantors and the Trustee, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Issuers, the Guaranteeing Subsidiary, the other Subsidiary Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

Section 1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

Section 2. Relation to Indenture. This [                    ] Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 3. Effectiveness of Supplemental Indenture. This [                    ] Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Issuers, the Guaranteeing Subsidiary, the other Guarantors and the Trustee.

Annex A-2

Section 4. Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees, by its execution of this [                    ] Supplemental Indenture, to be bound by the provisions of the Indenture applicable to Subsidiary Guarantors to the extent provided for in Section 9 of the First Supplemental Indenture.

Section 5. Ratification of Obligations. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

Section 6. The Trustee. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this [                    ] Supplemental Indenture. This [                    ] Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

Section 7. Governing Law. THIS [                    ] SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 8. Counterparts. The parties may sign any number of copies of this [                    ] Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

[Signatures on following pages]

Annex A-3

IN WITNESS WHEREOF, the parties hereto have caused this [                    ] Supplemental Indenture to be duly executed, all as of the date first written above.

ISSUERS

LINN ENERGY, LLC

By:
Name:
Title:

LINN ENERGY FINANCE CORP.

By:
Name:
Title:

GUARANTEEING SUBSIDIARY

[ ]

By:
Name:
Title:

EXISTING SUBSIDIARY GUARANTORS[1]

TRUSTEE

U.S. BANK NATIONAL ASSOCIATION, AS TRUSTEE

By:
Name:
Title:

[1]	Insert signature blocks for each of the Subsidiary Guarantors existing at the time of execution of this Supplemental Indenture.

Annex A-4